UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934 (Amendment No.                    )
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HCA INC.
(Name of Registrant as Specified in Its Charter)
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HCA INC.
One Park Plaza
Nashville, Tennessee 37203
          RE: Notice of Action by Written Consent of Stockholders in Lieu of an Annual Meeting
     Dear Stockholder:
     We are notifying our stockholders of record on April 1, 2010 that stockholders representing approximately 97.1% of our outstanding common stock on April 1, 2010 have executed a written consent in lieu of an annual meeting approving the removal and re-election of thirteen directors to serve as members of the Company’s Board of Directors, to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation, or removal.
     Under the Delaware General Corporation Law, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of our outstanding common stock is sufficient under the Delaware General Corporation Law and our articles of incorporation and bylaws to approve the action described above. Accordingly, the action described above will not be submitted to you and our other stockholders for a vote. This letter and the accompanying information statement are intended to notify you of the aforementioned stockholder action in accordance with applicable Securities and Exchange Commission (the “SEC”) rules as a result of our common stock being registered with the SEC. Pursuant to the applicable SEC rules, this corporate action will be effective 20 calendar days after the date of the initial mailing of the accompanying information statement, or on or about April 28, 2010.
     Under Section 228(e) of the Delaware General Corporation Law, where stockholder action is taken without a meeting by less than unanimous written consent, prompt notice of the taking of such corporate action must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in subsection (c) of Section 228. This letter is also intended to serve as the notice required by Section 228(e) of the Delaware General Corporation Law.
     An information statement containing a detailed description of the matters adopted by written consent in lieu of an annual meeting of stockholders accompanies this notice. You are urged to read the information statement in its entirety for a description of the action taken by the holders of a majority of the voting power of the Company. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We are only furnishing you an information statement as a matter of regulatory compliance with the SEC rules. No action is required of you. The Company will mail or make available this information statement to stockholders on or about April 8, 2010.
     Our 2009 Annual Report on Form 10-K is being mailed to stockholders with this information statement.
     References to “HCA,” the “Company,” “we,” “us,” or “our” in this notice and information statement refer to HCA Inc. and its affiliates unless otherwise indicated by context.

By order of the Board of Directors, John M. Franck II Vice President and Corporate Secretary

Nashville, TN April 2, 2010

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS
Important Notice Regarding the Availability of Information Statement Materials
     Pursuant to rules promulgated by the SEC, we have elected to provide access to these information statement materials (which includes this information statement and our 2009 Annual Report on Form 10-K) both by sending you this full set of information statement materials and by notifying you of the availability of such materials on the Internet.
     This information statement and the Company’s Annual Report on Form 10-K are available at: https://materials.proxyvote.com/404119.
     The proposal acted upon by written consent was for the removal and re-election of thirteen directors to serve as members of the Company’s Board of Directors, to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation, or removal.
     This corporate action will be effected 20 calendar days after the date of the initial mailing of this information statement, or on or about April 28, 2010. We are not soliciting you for a proxy or for consent authority. We are only furnishing an information statement as a matter of regulatory compliance with the SEC rules.

HCA INC.
One Park Plaza
Nashville, Tennessee 37203
INFORMATION STATEMENT
     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO ACTION IS REQUIRED OF YOU.
QUESTIONS AND ANSWERS
Q:	Why did I receive the information statement?

A:	We sent you the information statement as a matter of regulatory compliance with the SEC rules and Delaware law to inform you of the action taken by the holders of a majority of our outstanding common stock by written consent in lieu of an annual meeting.
Q:	Does this mean HCA’s stock is publicly traded?

A:	No. Due to the number of HCA stockholders, most of whom are employees, the Company’s stock is required to be registered with the SEC and the Company is required to make certain disclosures with the SEC, such as the information statement. However, HCA’s stock is not publicly traded.
Q:	Who sent me this information statement?

A:	The information statement was sent to you and paid for by HCA.
Q:	Do I need to return anything?

A:	No. The information statement is merely to inform you of the action taken by written consent in lieu of an annual meeting by holders of a majority of the Company’s outstanding common stock. No action is required by you.
Q:	When was this information statement mailed or made available to stockholders?

A:	This information statement was first mailed or made available to stockholders on or about April 8, 2010. Our 2009 Annual Report on Form 10-K was mailed or made available with the information statement. The annual report is not part of the information statement materials.
Q:	What is an action taken by written consent?

A:	Pursuant to Delaware law, any action required to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of the outstanding stock having more than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Q:	Why was there no annual meeting?

A:	Because Delaware law allows action to be taken by written consent in lieu of an annual meeting, and holders of a majority of our outstanding shares of common stock acted by written consent, an annual meeting was not necessary.
Q:	What action was taken by written consent in lieu of an annual meeting?

A:	The holders of a majority of our outstanding common stock executed a written consent approving the removal and re-election of thirteen directors to serve as members of the Company’s Board of Directors, to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation, or removal.
Q:	Do I need to vote on these matters?

A:	No. Since holders of a majority of our common stock have already executed a written consent in lieu of an annual meeting, your vote is not necessary.
Q:	How many votes were required to approve the proposal?

A:	The approval and adoption of the action taken by written consent in lieu of an annual meeting requires the consent of the holders of a majority of the shares of our outstanding common stock.
Q:	How many shares were voted for the action?

A:	The record date for the action taken by written consent is April 1, 2010. We had 94,626,087 outstanding shares of our common stock on the record date. Each share of our common stock is entitled to one vote. The holder of 91,845,692 shares of our common stock, representing approximately 97.1% of our outstanding common stock shares entitled to vote on April 1, 2010 executed a written consent in lieu of an annual meeting. The written consent of the holder of a majority of our outstanding common stock will be sufficient under Delaware General Corporation Law and our articles of incorporation and amended and restated bylaws to approve the action described above.
Q:	When will the corporate action be effected?

A:	Pursuant to the applicable SEC rules, the earliest date on which this corporate action may be effected is 20 calendar days after the date of the initial mailing of this information statement. Accordingly, we anticipate the action taken by written consent being effective on or about April 28, 2010.
Q:	Am I entitled to dissenter’s rights?

A:	No.

BACKGROUND
     On November 17, 2006, we completed our merger (the “Merger”) with Hercules Acquisition Corporation, pursuant to which we were acquired by Hercules Holding II, LLC (“Hercules Holding”), a Delaware limited liability company owned by a private investor group comprised of affiliates of Bain Capital Partners (“Bain Capital”), Kohlberg Kravis Roberts & Co. (“KKR”), Merrill Lynch Global Private Equity (“MLGPE”) (each a “Sponsor”), affiliates of Citigroup Inc. (“Citigroup”) and Bank of America Corporation (together with Citigroup, the “Sponsor Assignees”) and affiliates of HCA founder, Dr. Thomas F. Frist Jr., (the “Frist Entities,” and together with the Sponsors and the Sponsor Assignees, the “Investors”) and by members of management and certain other investors (the “Management Participants”). The Merger, the financing transactions related to the Merger and other related transactions are collectively referred to in this information statement as the “Recapitalization.” The Merger was accounted for as a recapitalization in our financial statements, with no adjustments to the historical basis of our assets and liabilities. As a result of the Recapitalization, our outstanding capital stock is owned by the Investors and the Management Participants. On April 29, 2008, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock is not traded on a national securities exchange.
ACTION 1 — ELECTION OF DIRECTORS
     The holder of 91,845,692 shares of our common stock, representing approximately 97.1% of the shares of our common stock entitled to vote on the record date, executed a written consent in lieu of an annual meeting removing the Company’s existing directors and re-electing thirteen directors to serve as members of our Board of Directors. That consent and the election of directors will become effective on or about April 28, 2010. The directors will serve until their successors are duly elected and qualified or until the earlier of their death, resignation, or removal. The following is a brief description of the background and business experience of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

		Director
Name	Age(1)	Since	Position(s)
Richard M. Bracken	57	2002	Chairman of the Board and Chief Executive Officer
R. Milton Johnson	53	2009	Executive Vice President, Chief Financial Officer and Director
Christopher J. Birosak	56	2006	Director
John P. Connaughton	44	2006	Director
James D. Forbes	50	2009	Director
Kenneth W. Freeman	59	2009	Director
Thomas F. Frist III	42	2006	Director
William R. Frist	40	2009	Director
Christopher R. Gordon	37	2006	Director
Michael W. Michelson	58	2006	Director
James C. Momtazee	38	2006	Director
Stephen G. Pagliuca	55	2006	Director
Nathan C. Thorne	56	2006	Director

(1)	As of April 1, 2010.
     Our Board of Directors consists of thirteen directors, who are each managers of Hercules Holding. The Amended and Restated Limited Liability Company Agreement of Hercules Holding requires that the members of Hercules Holding take all necessary action to ensure that the persons who serve as managers of Hercules Holding also serve on the Board of Directors of HCA. See “Certain Relationships and Related Party Transactions.” In addition, Mr. Bracken’s employment agreement provides that he will continue to serve as a member of our Board of Directors so long as he remains an officer of HCA. Because of these requirements, together with Hercules

Holding’s ownership of approximately 97.1% of our outstanding common stock, we do not currently have a policy or procedures with respect to stockholder recommendations for nominees to the Board of Directors.
     Richard M. Bracken has served as Chief Executive Officer of the Company since January 2009 and was appointed as Chairman of the Board in December 2009. Mr. Bracken served as President and Chief Executive Officer from January 2009 to December 2009. Mr. Bracken was appointed Chief Operating Officer in July 2001 and served as President and Chief Operating Officer from January 2002 to January 2009. Mr. Bracken served as President — Western Group of the Company from August 1997 until July 2001. From January 1995 to August 1997, Mr. Bracken served as President of the Pacific Division of the Company. Prior to 1995, Mr. Bracken served in various hospital Chief Executive Officer and Administrator positions with HCA-Hospital Corporation of America.
     R. Milton Johnson has served as Executive Vice President and Chief Financial Officer of the Company since July 2004 and was appointed as a director in December 2009. Mr. Johnson served as Senior Vice President and Controller of the Company from July 1999 until July 2004. Mr. Johnson served as Vice President and Controller of the Company from November 1998 to July 1999. Prior to that time, Mr. Johnson served as Vice President — Tax of the Company from April 1995 to October 1998. Prior to that time, Mr. Johnson served as Director of Tax for Healthtrust from September 1987 to April 1995.
     Christopher J. Birosak is a Managing Director of BAML Capital Partners, the private equity division of Bank of America Corporation. BAML is the successor organization to Merrill Lynch Global Private Equity. Prior to joining the Global Private Equity Division of Merrill Lynch in 2004, Mr. Birosak worked in various capacities in the Merrill Lynch Leveraged Finance Group with particular emphasis on leveraged buyouts and mergers and acquisitions related financings. Mr. Birosak served as a director of Atrium Companies, Inc. from 2004 to 2009 and currently serves on the board of directors of NPC International. Mr. Birosak joined Merrill Lynch in 1994.
     John P. Connaughton has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the health care, consumer products and business services industries. Mr. Connaughton served as a director of Stericycle, Inc. from 1999 to 2005, M/C Communications (PriMed) from 2004 to 2009 and AMC Theatres from 2007 to 2009 and currently serves as a director of Clear Channel Communications, Inc., CRC Health Corporation, Warner Chilcott, Ltd., Sungard Data Systems, Warner Music Group, Quintiles Transnational Corp. and The Boston Celtics.
     James D. Forbes has been Head of Bank of America’s Global Principal Investments Division since March 2009. From November 2008 to March 2009, Mr. Forbes served as Head of Asia Pacific Corporate and Investment Banking based in Hong Kong. From August 2002 to November 2008, he served as Global Head of Healthcare Investment Banking at Merrill Lynch. Before joining Merrill Lynch in 1995, Mr. Forbes worked at CS First Boston where he was part of Debt Capital Markets.
     Kenneth W. Freeman has been a member of KKR Management LLC, the general partner of KKR & Co. L.P., since October 1, 2009. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 2007 and joined the firm as Managing Director in May 2005. From May 2004 to December 2004, Mr. Freeman was Chairman of Quest Diagnostics Incorporated, and from January 1996 to May 2004, he served as Chairman and Chief Executive Officer of Quest Diagnostics Incorporated. From May 1995 to December 1996, Mr. Freeman was President and Chief Executive Officer of Corning Clinical Laboratories, the predecessor company to Quest Diagnostics. Prior to that, he served in various general management and financial roles with Corning Incorporated. Mr. Freeman currently serves as a director of Accellent, Inc. and Masonite, Inc and is chairman of the board of trustees of Bucknell University.
     Thomas F. Frist III is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 1998. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist served as a director of Triad Hospitals, Inc. from 1998 to October 2006 and currently serves as a director of SAIC, Inc. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

     William R. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 2003. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.
     Christopher R. Gordon is a Managing Director of Bain Capital Partners, LLC and joined the firm in 1997. Prior to joining Bain Capital, Mr. Gordon was a consultant at Bain & Company. Mr. Gordon currently serves as a director of Accellent, Inc., CRC Health Corporation and Quintiles Transnational Corp.
     Michael W. Michelson has been a member of KKR Management LLC, the general partner of KKR & Co. L.P., since October 1, 2009. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 1996. Prior to that, he was a general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Michelson served as a director of Accellent Inc. from 2005 to 2009 and Alliance Imaging from 1999 to 2007. Mr. Michelson is currently a director of Biomet, Inc. and Jazz Pharmaceuticals, Inc.
     James C. Momtazee has been a member of KKR Management LLC, the general partner of KKR & Co. L.P., since October 1, 2009. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 2009. From 1996 to 2009, he was an executive of Kohlberg Kravis Roberts & Co. L.P. From 1994 to 1996, Mr. Momtazee was with Donaldson, Lufkin & Jenrette in its investment banking department. Mr. Momtazee served as a director of Alliance Imaging from 2002 to 2007 and Accuride from March 2005 to December 2005 and currently serves as a director of Accellent, Inc. and Jazz Pharmaceuticals, Inc.
     Stephen G. Pagliuca is a Managing Director of Bain Capital Partners, LLC. Mr. Pagliuca is also a Managing Partner and an owner of the Boston Celtics basketball franchise. Mr. Pagliuca joined Bain & Company in 1982 and founded the Information Partners private equity fund for Bain Capital in 1989. He also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca served as a director of Warner Chilcott, Ltd. from 2005 to 2009, HCA Inc. from November 2006 to September 2009, Quintiles Transnational Corp. from 2008 to 2009, M/C Communications from 2004 to 2009 and FCI, S.A. from 2005 to 2009 and currently serves as a director of Burger King Holdings Inc. and Gartner, Inc.
     Nathan C. Thorne was a Senior Vice President of Merrill Lynch & Co., Inc., a subsidiary of Bank of America Corporation, from February 2006 to July 2009, and President of Merrill Lynch Global Private Equity from 2002 to 2009. Mr. Thorne joined Merrill Lynch in 1984. Mr. Thorne currently serves as a director of Nuveen Investments, Inc.
EXECUTIVE OFFICERS
     As of April 1, 2010, our executive officers (other than Messrs. Bracken and Johnson who are listed above) were as follows:

Name	Age	Position(s)
David G. Anderson	62	Senior Vice President — Finance and Treasurer
Victor L. Campbell	63	Senior Vice President
Charles J. Hall	57	President — Eastern Group
Samuel N. Hazen	49	President — Western Group
A. Bruce Moore, Jr.	50	President — Outpatient Services Group
Jonathan B. Perlin, M.D	49	President — Clinical Services Group and Chief Medical Officer
W. Paul Rutledge	55	President — Central Group
Joseph A. Sowell, III	53	Senior Vice President and Chief Development Officer
Joseph N. Steakley	55	Senior Vice President — Internal Audit Services
John M. Steele	54	Senior Vice President — Human Resources
Donald W. Stinnett	54	Senior Vice President and Controller

Name	Age	Position(s)
Beverly B. Wallace	59	President — Shared Services Group
Robert A. Waterman	56	Senior Vice President, General Counsel and Chief Labor Relations Officer
Noel Brown Williams	55	Senior Vice President and Chief Information Officer
Alan R. Yuspeh	60	Senior Vice President and Chief Ethics and Compliance Officer
     David G. Anderson has served as Senior Vice President — Finance and Treasurer of the Company since July 1999. Mr. Anderson served as Vice President — Finance of the Company from September 1993 to July 1999 and was elected to the additional position of Treasurer in November 1996. From March 1993 until September 1993, Mr. Anderson served as Vice President — Finance and Treasurer of Galen Health Care, Inc. From July 1988 to March 1993, Mr. Anderson served as Vice President — Finance and Treasurer of Humana Inc.
     Victor L. Campbell has served as Senior Vice President of the Company since February 1994. Prior to that time, Mr. Campbell served as HCA-Hospital Corporation of America’s Vice President for Investor, Corporate and Government Relations. Mr. Campbell joined HCA-Hospital Corporation of America in 1972. Mr. Campbell serves on the Board of the Nashville Health Care Council, as a member of the American Hospital Association’s President’s Forum, and on the Board and Executive Committee of the Federation of American Hospitals.
     Charles J. Hall was appointed President — Eastern Group of the Company in October 2006. Prior to that time, Mr. Hall had served as President — North Florida Division since April 2003. Mr. Hall had previously served the Company as President of the East Florida Division from January 1999 until April 2003, as a Market President in the East Florida Division from January 1998 until December 1998, as President of the South Florida Division from February 1996 until December 1997, and as President of the Southwest Florida Division from October 1994 until February 1996, and in various other capacities since 1987.
     Samuel N. Hazen was appointed President — Western Group of the Company in July 2001. Mr. Hazen served as Chief Financial Officer — Western Group of the Company from August 1995 to July 2001. Mr. Hazen served as Chief Financial Officer — North Texas Division of the Company from February 1994 to July 1995. Prior to that time, Mr. Hazen served in various hospital and regional Chief Financial Officer positions with Humana Inc. and Galen Health Care, Inc.
     Bruce Moore, Jr. was appointed President—Outpatient Services Group in January 2006. Mr. Moore had served as Senior Vice President and as Chief Operating Officer—Outpatient Services Group since July 2004 and as Senior Vice President—Operations Administration from July 1999 until July 2004. Mr. Moore served as Vice President—Operations Administration of the Company from September 1997 to July 1999, as Vice President—Benefits from October 1996 to September 1997, and as Vice President—Compensation from March 1995 until October 1996.
     Dr. Jonathan B. Perlin was appointed President—Clinical Services Group and Chief Medical Officer in November 2007. Dr. Perlin had served as Chief Medical Officer and Senior Vice President—Quality of the Company from August 2006 to November 2007. Prior to joining the Company, Dr. Perlin served as Under Secretary for Health in the U.S. Department of Veterans Affairs since April 2004. Dr. Perlin joined the Veterans Health Administration in November 1999 where he served in various capacities, including as Deputy Under Secretary for Health from July 2002 to April 2004, and as Chief Quality and Performance Officer from November 1999 to September 2002.
     W. Paul Rutledge was appointed as President — Central Group in October 2005. Mr. Rutledge had served as President of the MidAmerica Division since January 2001. He served as President of TriStar Health System from June 1996 to January 2001 and served as President of Centennial Medical Center from May 1993 to June 1996. He has served in leadership capacities with HCA for more than 27 years, working with hospitals in the United States and London, England.
     Joseph A. Sowell, III was appointed as Senior Vice President and Chief Development Officer of the Company in December 2009. From 1987 to 1996 and again from 1999 to 2009, Mr. Sowell was a partner at the law firm of Waller Lansden Dortch & Davis where he specialized in the areas of healthcare law, mergers and acquisitions, joint ventures, private equity financing, tax law and general corporate law. He also co-managed the firm’s corporate and commercial transactions practice. From 1996 to 1999, Mr. Sowell served as the head of development, and later as the Chief Operating Officer of Arcon Healthcare.
     Joseph N. Steakley has served as Senior Vice President — Internal Audit Services of the Company since July 1999. Mr. Steakley served as Vice President — Internal Audit Services from November 1997 to July 1999. From October 1989 until October 1997, Mr. Steakley was a partner with Ernst & Young LLP. Mr. Steakley is a member of the board of directors of J. Alexander’s Corporation, where he serves on the compensation committee and as chairman of the audit committee.
     John M. Steele has served as Senior Vice President — Human Resources of the Company since November 2003. Mr. Steele served as Vice President — Compensation and Recruitment of the Company from November 1997 to October 2003. From March 1995 to November 1997, Mr. Steele served as Assistant Vice President — Recruitment.
     Donald W. Stinnett has served as Senior Vice President and Controller since December 2008. Mr. Stinnett served as Chief Financial Officer — Eastern Group from October 2005 to December 2008 and Chief Financial Officer of the Far West Division from July 1999 to October 2005. Mr. Stinnett served as Chief Financial Officer and Vice President of Finance of Franciscan Health System of the Ohio Valley from 1995 until 1999, and served in various capacities with Franciscan Health System of Cincinnati and Providence Hospital in Cincinnati prior to that time.
     Beverly B. Wallace was appointed President — Shared Services Group in March 2006. From January 2003 until March 2006, Ms. Wallace served as President — Financial Services Group. Ms. Wallace served as Senior Vice President — Revenue Cycle Operations Management of the Company from July 1999 to January 2003. Ms. Wallace served as Vice President — Managed Care of the Company from July 1998 to July 1999. From 1997 to 1998, Ms. Wallace served as President —Homecare Division of the Company. From 1996 to 1997, Ms. Wallace served as Chief Financial Officer — Nashville Division of the Company. From 1994 to 1996, Ms. Wallace served as Chief Financial Officer — Mid-America Division of the Company.
     Robert A. Waterman has served as Senior Vice President and General Counsel of the Company since November 1997 and Chief Labor Relations Officer since March 2009. Mr. Waterman served as a partner in the law firm of Latham & Watkins from September 1993 to October 1997; he was Chair of the firm’s healthcare group during 1997.
     Noel Brown Williams has served as Senior Vice President and Chief Information Officer of the Company since October 1997. From October 1996 to September 1997, Ms. Williams served as Chief Information Officer for American Service Group/Prison Health Services, Inc. From September 1995 to September 1996, Ms. Williams worked as an independent consultant. From June 1993 to June 1995, Ms. Williams served as Vice President, Information Services for HCA Information Services. From February 1979 to June 1993, she held various positions with HCA-Hospital Corporation of America Information Services.
     Alan R. Yuspeh has served as Senior Vice President and Chief Ethics and Compliance Officer of the Company since May 2007. From October 1997 to May 2007, Mr. Yuspeh served as Senior Vice President — Ethics, Compliance and Corporate Responsibility of the Company. From September 1991 until October 1997, Mr. Yuspeh was a partner with the law firm of Howrey & Simon. As a part of his law practice, Mr. Yuspeh served from 1987 to 1997 as Coordinator of the Defense Industry Initiative on Business Ethics and Conduct.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
     The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2010 for:
•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.
     The percentages of shares outstanding provided in the tables are based on 94,626,087 shares of our common stock, par value $0.01 per share, outstanding as of April 1, 2010. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the exercise of options that are exercisable within 60 days of April 1, 2010 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent
Hercules Holding II, LLC	91,845,692	(1)	97.1%
Christopher J. Birosak		(1)	—
Jack O. Bovender, Jr.	552,843	(2)	*
Richard M. Bracken	563,580	(3)	*
John P. Connaughton		(1)	—
James D. Forbes		(1)	—
Kenneth W. Freeman		(1)	—
Thomas F. Frist III		(1)	—
William R. Frist		(1)	—
Christopher R. Gordon		(1)	—
Samuel N. Hazen	243,143	(4)	*
R. Milton Johnson	354,442	(5)	*
Michael W. Michelson		(1)	—
James C. Momtazee		(1)	—
Stephen G. Pagliuca		(1)	—
W. Paul Rutledge	179,935	(6)	*
Nathan C. Thorne		(1)	—
Beverly B. Wallace	163,664	(7)	*
All directors and executive officers as a group (28 persons)	2,441,244	(8)	2.5%

*	Less than one percent.

(1)	Hercules Holding holds 91,845,692 shares, or approximately 97.1%, of our outstanding common stock. Hercules Holding is held by a private investor group, including affiliates of Bain Capital, KKR and MLGPE (previously the private equity arm of Merrill Lynch & Co., Inc., which is a wholly-owned subsidiary of Bank of America Corporation), and affiliates of HCA founder Dr. Thomas F. Frist, Jr., including Mr. Thomas F. Frist III and Mr. William R. Frist, who serve as directors. Messrs. Connaughton, Gordon and Pagliuca are affiliated with Bain Capital, whose affiliated funds may be deemed to have indirect beneficial ownership of 23,373,333 shares, or 24.7%, of our outstanding common stock through their interests in Hercules Holding. Messrs. Freeman, Michelson and Momtazee are affiliated with KKR, which indirectly holds 23,373,332 shares, or 24.7%, of our outstanding common stock through the interests of certain of its affiliated funds in Hercules Holding. Messrs. Birosak, Forbes and Thorne are affiliated with Bank of America Corporation, which indirectly holds 23,373,333 shares, or 24.7%, of our outstanding common stock through the interests of certain of its affiliated funds in Hercules Holding and 980,393, or 1.0%, of our outstanding common stock through Banc of America Securities LLC. Thomas F. Frist III and William R. Frist may each be deemed to indirectly, beneficially hold 17,804,125 shares, or 18.8%, of our outstanding common stock through their interests in Hercules Holding. Each of such persons, other than Hercules Holding, disclaims membership in any such group and disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The principal office addresses of Hercules Holding are c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199, c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025, c/o Merrill Lynch Global Private Equity, Four World Financial Center, Floor 23, New York, NY 10080 and c/o Dr. Thomas F. Frist, Jr., 3100 West End Ave., Suite 500, Nashville, TN 37203.

(2)	Includes 242,721 shares issuable upon exercise of options. Effective December 15, 2009, Mr. Bovender retired as executive Chairman of the Board.

(3)	Includes 482,097 shares issuable upon exercise of options.

(4)	Includes 209,171 shares issuable upon exercise of options.

(5)	Includes 311,669 shares issuable upon exercise of options.

(6)	Includes 147,185 shares issuable upon exercise of options.

(7)	Includes 161,264 shares issuable upon exercise of options.

(8)	Includes 2,013,633 shares issuable upon exercise of options. Does not include shares beneficially owned by Mr. Bovender, who retired as executive Chairman of the Board effective December 15, 2009.

CORPORATE GOVERNANCE
     Director Independence. Our Board of Directors consists of thirteen directors, who are each managers of Hercules Holding. The Amended and Restated Limited Liability Company Agreement of Hercules Holding requires that the members of Hercules Holding take all necessary action to ensure that the persons who serve as managers of Hercules Holding also serve on the Board of Directors of HCA. See “Certain Relationships and Related Party Transactions.” In addition, Mr. Bracken’s employment agreement provides that he will continue to serve as a member of our Board of Directors so long as he remains an officer of HCA. Because of these requirements, together with Hercules Holding’s ownership of approximately 97.1% of our outstanding common stock, we do not currently have a policy or procedures with respect to stockholder recommendations for nominees to the Board of Directors, nor do we have a nominating/corporate governance committee, or a committee that serves a similar purpose. Effective December 31, 2008, Jack O. Bovender, Jr. retired as Chief Executive Officer but retained the role of executive Chairman of the Board until December 15, 2009, and effective January 1, 2009, Mr. Bracken was appointed to serve as Chief Executive Officer of the Company. Effective December 15, 2009, Mr. Bracken was appointed Chairman of the Board, and Mr. Johnson was appointed as a member of the Board of Directors. Our Board of Directors currently has four standing committees: the Audit and Compliance Committee, the Compensation Committee, the Executive Committee and the Patient Safety and Quality of Care Committee. Each of the Investors (other than the Sponsor Assignees) has the right to have at least one director serve on all standing committees.

Patient
Safety and
	Audit and			Quality of
Name of Director	Compliance	Compensation	Executive	Care
Christopher J. Birosak	X
Richard M. Bracken*			Chair
John P. Connaughton		Chair	X
James D. Forbes		X
Kenneth W. Freeman				X
Thomas F. Frist III	X		X
William R. Frist				X
Christopher R. Gordon	X
R. Milton Johnson*
Michael W. Michelson		X	X
James C. Momtazee	Chair
Stephen G. Pagliuca				X
Nathan C. Thorne			X	Chair

*	Indicates management director.
     Though not formally considered by our Board because our common stock is not listed on any national securities exchange, based upon the listing standards of the New York Stock Exchange (“NYSE”), the national securities exchange upon which our common stock was listed prior to the Merger, we do not believe any of our directors would be considered “independent” because of their relationships with certain affiliates of the funds and other entities which hold significant interests in Hercules Holding, which owns approximately 97.1% of our outstanding common stock, and other relationships with us. See “Certain Relationships and Related Party Transactions.” Accordingly, we do not believe that any of Messrs. Birosak, Frist, Gordon or Momtazee, the members of our Audit and Compliance Committee, would meet the independence requirements or Rule 10A-1 of the Exchange Act or the NYSE’s audit committee independence requirements, or that Messrs. Connaughton, Forbes or Michelson, the members of our Compensation Committee, would meet the NYSE’s independence requirements.
     Director Qualifications. The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) minimum individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the

Board and (2) all other factors it considers appropriate, including alignment with our stockholders, especially investment funds affiliated with the Sponsors. While we do not have any specific diversity policies for considering Board candidates, we believe each director contributes to the Board of Directors’ overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds.
     In 2009, Messrs. Birosak, Bracken, Connaughton, Forbes, Freeman, Frist III, Frist, Gordon, Johnson, Michelson, Momtazee, Pagliuca and Thorne were elected to the Company’s Board. Messrs. Birosak, Connaughton, Forbes, Freeman, Frist III, Frist, Gordon, Michelson, Momtazee, Pagliuca and Thorne were appointed to the Board as a consequence of their respective relationships with investment funds affiliated with the Sponsors and the Frist Entities. They are collectively referred to as the “Sponsor Directors.” Messrs. Bracken and Johnson are collectively referred to as the “Non-Sponsor Directors.”
     When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth above under “Action 1 — Election of Directors.”
     Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.
     Each of the Sponsor Directors was elected to the Board pursuant to the Amended and Restated Limited Liability Company Agreement of Hercules Holding. Pursuant to such agreement, Messrs. Freeman, Michelson and Momtazee were appointed to the Board as a consequence of their respective relationships with KKR, Messrs. Birosak, Forbes and Thorne were appointed to the Board as a consequence of their respective relationships with Bank of America Corporation, Messrs. Connaughton, Gordon and Pagliuca were appointed to the Board as a consequence of their respective relationships with Bain Capital and Messrs. Frist III and Frist were appointed to the Board as a consequence of their respective relationships with the Frist Entities.
     As a group, the Sponsor Directors possess experience in owning and managing enterprises like the Company and are familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally.
     The Non-Sponsor Directors bring leadership, extensive business, operating, legal and policy experience, and tremendous knowledge of our Company and the Company’s industry, to the Board. In addition, the Non-Sponsor Directors bring their broad strategic vision for our Company to the Board. Mr. Bracken’s service as the Chairman and Chief Executive Officer of the Company and Mr. Johnson’s service as Executive Vice President, Chief Financial Officer and Director creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the Chief Executive Officer and Executive Vice President and Chief Financial Officer, and Messrs. Bracken and Johnson in particular, on our Board provides our Company with ethical, decisive and effective leadership.
     The Amended and Restated Limited Liability Company Agreement of Hercules Holding provides that each Sponsor has the right to designate three directors, that the Frist Entities have the right to designate two directors and that the Board will include two representatives of management of our Company. Any directors nominated to fill the directorships selected by the Sponsors and the Frist Entities are chosen by the applicable Sponsor or the Frist Entities, as the case may be. The Sponsors, the Frist Entities and the other members of the Board participate in the consideration of nominees to the Board as representatives of the Company’s management.
     Board Leadership Structure. The Board appointed the Company’s Chief Executive Officer as Chairman because he is the director most familiar with the Company’s business and industry, and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board believes the combined position of Chairman and CEO promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. Because the Company is a controlled corporation and the Board is primarily composed of Sponsor Directors, the Company does not have a lead or any other independent directors.
     Board’s Role in Risk Oversight. Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
     We conduct an annual enterprise risk management assessment, which is facilitated by the Company’s enterprise risk management team in collaboration with the Company’s internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and Chairman and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company by conducting surveys and interviews of Company employees and directors soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how the Company manages these risks to review and analyze both on an annual and ongoing basis. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.
     While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the senior internal audit executive officer, the senior chief ethics and compliance officer and the independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit and Compliance Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, the Company Code of Conduct, and related Company policies and procedures, including the Corporate Ethics and Compliance Program. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Patient Safety and Quality of Care Committee assists the Board in fulfilling its risk oversight responsibility with respect to the Company’s policies and procedures relating to patient safety and the delivery of quality medical care to patients.
     Board Meetings and Committees. During 2009, our Board of Directors held nine meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served. Given that we do not presently intend on holding annual stockholder meetings because we are not currently publicly traded, HCA has not adopted a policy regarding director attendance at annual meetings of stockholders. The Company did not have an annual meeting of stockholders in 2009 and our directors were re-elected through stockholder action taken on written consent effective September 21, 2009.
     Audit and Compliance Committee. Our Audit and Compliance Committee is composed of James C. Momtazee, Chairman, Christopher J. Birosak, Thomas F. Frist III, and Christopher R. Gordon. In light of our status as a closely held company and the absence of a public trading market for our common stock, our Board has not designated any member of the Audit and Compliance Committee as an “audit committee financial expert”. None of the members of the Audit and Compliance Committee would meet the independence requirements of Rule 10A-1 of the Exchange Act or the NYSE’s audit committee independence requirements, because of their relationships with certain affiliates of the funds and other entities which hold significant interests in Hercules Holding, which, as of April 1, 2010, owned approximately 97.1% of our outstanding common stock, and other relationships with us. See “Certain Relationships and Related Party Transactions.” This committee reviews the programs of our internal auditors, the results of their audits, and the adequacy of our system of internal controls and accounting practices. This committee also reviews the scope of the annual audit by our independent registered public accounting firm before its commencement, reviews the results of the audit and reviews the types of services for which we retain our independent registered public accounting firm. The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of the Company’s website at www.hcahealthcare.com. In 2009, the Audit and Compliance Committee met five times.
     Compensation Committee. Our Compensation Committee is currently composed of John P. Connaughton, Chairman, James. D. Forbes and Michael W. Michelson. None of the members of our Compensation Committee would meet the NYSE’s independence requirements. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs. Responsibilities of the Compensation Committee include the review and approval of the following items:
•	Executive compensation strategy and philosophy;

•	Compensation arrangements for executive management;

•	Design and administration of the annual cash-based Senior Officer Performance Excellence Program;

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and

•	Any other executive compensation or benefits related items deemed noteworthy by the Compensation Committee.
In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment. The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2009 the Compensation Committee hired Semler Brossy Consulting Group, LLC to assist in conducting an assessment of competitive executive compensation. The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation—Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2009, the Compensation Committee met eight times.
     Policy Regarding Communications with the Board of Directors. Stockholders, employees and other interested parties may communicate with any of our directors by writing to such director(s) c/o Board of Directors, HCA Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary. All communications from stockholders, employees and other interested parties addressed in that manner will be forwarded to the appropriate director. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

EXECUTIVE COMPENSATION
     Compensation Risk Assessment
     In consultation with the Compensation Committee, members of Human Resources, Legal, Enterprise Risk Management and Internal Audit management conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.
     Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.
     Compensation Discussion and Analysis
     The Compensation Committee (the “Committee”) of the Board of Directors is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of John P. Connaughton, James D. Forbes and Michael W. Michelson. In early 2009, the Committee also included George A. Bitar, and determinations with respect to 2009 compensation were made by such Committee. Responsibilities of the Committee include the review and approval of the following items:
•	Executive compensation strategy and philosophy;

•	Compensation arrangements for executive management;

•	Design and administration of the annual cash-based Senior Officer Performance Excellence Program (“PEP”);

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.
     In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment. The Committee may retain the services of independent outside consultants, as it deems appropriate, to assist in the strategic review of programs and arrangements relating to executive compensation and performance.
     The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2009 were:
•	Richard M. Bracken, Chairman and Chief Executive Officer;

•	R. Milton Johnson, Executive Vice President and Chief Financial Officer;

•	Beverly B. Wallace, President — Shared Services Group;

•	Samuel N. Hazen, President — Western Group;

•	W. Paul Rutledge, President — Central Group; and

•	Jack O. Bovender, Jr., Executive Chairman of the Board (Retired).
     Effective December 31, 2008, Mr. Bovender retired as Chief Executive Officer but retained the role of executive Chairman of the Board, and effective January 1, 2009, Mr. Bracken was appointed to serve as Chief Executive Officer and President of the Company. Mr. Bovender retired as executive Chairman of the Board on December 15, 2009, and Mr. Bracken assumed the additional responsibilities as Chairman of the Board at such time.
     As discussed in more detail below, the material elements and structure of the named executive officers’ compensation program were negotiated and determined in connection with the Merger, subject to annual adjustments in the Committee’s discretion.
   Compensation Philosophy and Objectives
     The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients while enhancing the long term value of the Company to our stockholders. Specifically, the Committee believes the most effective executive compensation program (for all executives, including named executive officers):
•	Reinforces HCA’s strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long term retention of key contributors.
     The Committee is committed to a strong, positive link between our objectives and our compensation and benefits practices.
     Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer. This flexibility is important to ensure our compensation programs are competitive and that our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.
     Compensation Structure and Benchmarking
     Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. Total direct compensation and other benefits consist of the following elements:

Total Direct Compensation	• Base Salary

• Annual Cash-Based Incentives (offered through our PEP)

• Long-Term Equity Incentives (in the form of Stock Options)

Other Benefits	• Retirement Plans

• Limited Perquisites and Other Personal Benefits

• Severance Benefits
     The Committee does not support rigid adherence to benchmarks or compensatory formulas and strives to make compensation decisions which effectively support our compensation objectives and reflect the unique attributes of the Company and each executive. Our general practice, however, with respect to pay positioning, is that executive base salaries and annual incentive (PEP) target values should generally position total annual cash compensation between the median and 75th percentile of similarly-sized general industry companies. We utilize the general industry as our primary source for competitive pay levels because HCA is significantly larger than its industry peers. See the discussion of benchmarking below for further information. The named executive officers’ pay fell within the range noted above for jobs with equivalent market comparisons.
     The cash compensation mix between salary and PEP has historically been more weighted towards salary than competitive practice among our general industry peers would suggest. Over time, we have made steps towards a mix of cash compensation that will place a greater emphasis on annual performance-based compensation.
     Although we look at competitive long-term equity incentive award values in similarly-sized general industry companies when assessing the competitiveness of our compensation programs, we do not make annual executive option grants (and we did not base our initial post-Merger 2007 stock option grants on these levels) since equity is structured differently in closely held companies than in publicly-traded companies. As is typical in similar situations, the Investors wanted to share a certain percentage of the equity with executives shortly after the consummation of the Merger and establish performance objectives and incentives up front in lieu of annual grants to ensure our executives’ long-term economic interests would be aligned with those of the Investors. This pool of equity was then further allocated based on the executives’ responsibilities and anticipated impact on, and potential for, driving Company strategy and performance. The resulting total direct pay mix on a cumulative basis, is heavily weighted towards performance-based pay (PEP plus stock options) rather than fixed pay, which the Committee believes reflects the compensation philosophy and objectives discussed above.
     In accordance with agreements entered into at the time of the Merger, our named executive officers received the 2x Time Options (as defined below) in 2009 with an exercise price equal to two times the share price at the Merger (or $102.00). The Committee allocated those options in consultation with our Chief Executive Officer based on past executive contributions and future anticipated impact on Company objectives. For additional information regarding the 2x Time Options, see “Long-Term Equity Incentive Awards: Options” below.
   Compensation Process
     The Committee ensures executives’ pay levels are materially consistent with the compensation strategy described above, in part, by conducting annual assessments of competitive executive compensation. Management (but no named executive officer), in collaboration with the Committee’s independent consultant, Semler Brossy Consulting Group, LLC, collects and presents compensation data from similarly-sized general industry companies, based to the extent possible on comparable position matches and compensation components. The following nationally recognized survey sources were utilized in anticipation of establishing 2009 executive compensation:

Survey	Revenue Scope
Towers Perrin Executive Compensation Database	Greater than $20B
Hewitt Total Compensation Measurement	$10B — $25B
Hewitt Total Compensation Measurement	Greater than $25B
     These particular revenue scopes were selected because they were the closest approximations to HCA’s revenue size. Each survey that provided an appropriate position match and sufficient sample size to be used in the compensation review was weighted equally. For this purpose, the two Hewitt survey cuts were considered as one survey, and we used a weighted average of the two surveys (65% for the $10B — $25B cut and 35% for the Greater than $25B).
     Data was also collected from health care providers within our industry including Community Health Systems, Inc., Health Management Associates, Inc., Kindred Healthcare, Inc., LifePoint Hospitals, Inc., Tenet Healthcare Corporation and Universal Health Services, Inc. These health care providers are used only to obtain a general understanding of current industry compensation practices since we are significantly larger than these companies. CEO and CFO compensation data was also collected and reviewed for large public health care companies which included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supplies and related industries. This peer group’s 2008 revenues ranged from $7.2 billion to $81.2 billion with median revenues of $21.3 billion. The companies in this analysis included Abbott Laboratories, Aetna Inc., Amgen Inc., Baxter International Inc., Boston Scientific Corp., Bristol-Myers Squibb Company, CIGNA Corp., Coventry Health Care, Inc., Express Scripts, Inc., Humana Inc., Johnson & Johnson, Eli Lilly and Company, Medco Health Solutions Inc., Merck & Co., Inc., Pfizer Inc., Quest Diagnostics Incorporated, Schering-Plough Corporation, Tenet Healthcare Corporation, Thermo Fisher Scientific Inc., UnitedHealth Group Incorporated, Wellpoint, Inc. and Wyeth.
     Consistent with our flexible compensation philosophy, the Committee is not required to approve compensation precisely reflecting the results of these surveys, and may also consider, among other factors (typically not reflected in these surveys): the requirements of the applicable employment agreements, the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer and compensation consultants, an officer’s prior compensation, experience, and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive upon consideration of the relevant facts and circumstances.
   Employment Agreements
     In connection with the Merger, we entered into employment agreements with each of our named executive officers and certain other members of senior management to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. These terms and conditions are further explained in the remaining portion of this Compensation Discussion and Analysis and under “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements.”
     In light of Mr. Bovender’s retirement from the position of Chief Executive Officer, effective December 31, 2008, and continuing service to the Company as executive Chairman until December 15, 2009, the Company entered into an Amended and Restated Employment Agreement with Mr. Bovender, effective December 31, 2008. The material amendments to Mr. Bovender’s prior employment agreement as set forth in the Amended and Restated Employment Agreement are described below under “Mr. Bovender’s Continuing Severance Benefits” and under “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements.”
     The Company also amended Mr. Bracken’s employment agreement, effective January 1, 2009, to reflect his appointment to the position of Chief Executive Officer.
   Elements of Compensation
  Base Salary
     Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. The threshold base salaries for our executives are set forth in their employment agreements. We did not increase named executive officer base salaries in 2009, other than an increase in Mr. Johnson’s base salary, as detailed below, in order to better align his salary with market for his position as Chief Financial Officer based on general industry surveys. In light of Mr. Bovender’s retirement from the position of Chief Executive Officer and continuing role as executive Chairman and Mr. Bracken’s assumption of the responsibilities of Chief Executive Officer, Mr. Bovender’s base salary for 2009 was reduced to $1.144 million (as described further in “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Mr. Bovender’s Employment Agreements”), and Mr. Bracken’s 2009 base salary was increased to $1.325 million. Similarly, taking into consideration the additional responsibilities being assumed by the position of Executive Vice President and Chief Financial Officer and relevant market comparables from the survey data, Mr. Johnson’s 2009 salary was set at $850,000, reflecting an increase of approximately 7.6% from his 2008 salary. In light of actual total cash compensation realized for 2009 and current target cash compensation opportunities levels, no merit base salary increases are planned for 2010 at this time. Mr. Rutledge’s salary will be increased by 3.7% effective April 1, 2010 as an internal equity adjustment to internal peer roles.

   Annual Incentive Compensation: PEP
     The PEP is intended to reward named executive officers for annual financial performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, in 2008, the Company’s 2008-2009 Senior Officer Performance Excellence Program, as amended (the “2008-2009 PEP”), was approved by the Committee to cover annual cash incentive awards for both 2008 and 2009. Each named executive officer in the 2008-2009 PEP was initially assigned a maximum 2009 annual award target expressed as a percentage of salary ranging from 72% to 132%, which under the terms of the 2008-2009 PEP applies to the lesser of (a) the named executive officer’s 2009 base salary, or (b) 125% of the named executive officer’s 2008 base salary. The Committee had the discretion to reduce, but not increase, the 2009 Threshold, Target and Maximum percentages as set forth in the 2008-2009 PEP. Mr. Bovender’s 2009 PEP target and an additional one-time $250,000 bonus opportunity based on his contributions to certain legislative initiatives as determined by the Committee were set forth in his Amended Employment Agreement, as described in “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Mr. Bovender’s Employment Agreement.” The Committee set Mr. Bracken’s 2009 target percentage at 130% of his 2009 base salary in connection with his appointment as Chief Executive Officer and amended the 2008-2009 PEP to set Mr. Johnson’s 2009 target percentage at 80% of his 2009 base salary in light of the additional responsibilities assumed by the position of Executive Vice President and Chief Financial Officer. The 2009 target percentage for each of Ms. Wallace and Messrs. Hazen and Rutledge was set at 66% of their respective 2009 base salaries (see individual targets in the table below). These targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals.
     The 2008-2009 PEP was designed to provide 100% of the target award for target performance, 50% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance, while no payments were to be made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice. More importantly, it promotes and rewards continuous growth as performance goals have consistently been set at increasingly higher levels each year. Actual awards under the PEP are generally determined using the following two steps:
     1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.
     2. The actual award amount is determined based upon Company performance. In 2009, the PEP for all named executive officers, other than Mr. Hazen and Mr. Rutledge, incorporated one Company financial performance measure, EBITDA, defined in the 2008-2009 PEP as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under ASC 718, Compensation-Stock Compensation (“ASC 718”)) (“EBITDA”). The Company EBITDA target for 2009, as adjusted, was $4.768 billion for the named executive officers. Mr. Hazen’s 2009 PEP, as the Western Group President, was based 50% on Company EBITDA and 50% on Western Group EBITDA (with a Western Group EBITDA target for 2009 of $2.352 billion, as adjusted) to ensure his accountability for his group’s results. Similarly, Mr. Rutledge’s 2009 PEP, as the Central Group President, was based 50% on Company EBITDA and 50% on Central Group EBITDA (with a Central Group EBITDA target for 2009 of $1.137 billion, as adjusted). The Committee chose to base annual incentives on EBITDA for a number of reasons:
•	It effectively measures overall Company performance;

•	It can be considered an important surrogate for cash flow, a critical metric related to paying down the Company’s significant debt obligation;

•	It is the key metric driving the valuation in the internal Company model, consistent with the valuation approach used by industry analysts; and

•	It is consistent with the metric used for the vesting of the financial performance portion of our option grants.

     These EBITDA targets should not be understood as management’s predictions of future performance or other guidance and investors should not apply these in any other context. Our 2009 threshold and maximum goals were set at approximately +/- 3.6% of the target goal to reflect likely performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.
     Upon review of the Company’s 2009 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2009 was above the maximum performance levels as set by the Compensation Committee, as adjusted; likewise, the EBITDA performance of the Western Group and Central Group also exceeded the maximum performance targets, as adjusted.

	2009 Adjusted	2009 Actual
	EBITDA Target	Adjusted EBITDA
Company	$4.768 billion	$5.512 billion
Western Group	$2.352 billion	$2.841 billion
Central Group	$1.137 billion	$1.325 billion
     Accordingly, the 2009 PEP was paid out as follows to the named executive officers (the actual 2009 PEP payout amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table):

	2009 Target	2009 Actual PEP
	PEP	Award
Named Executive Officer	(% of Salary)	(% of Salary)
Richard M. Bracken (Chairman and CEO)	130%	260%
R. Milton Johnson (Executive Vice President and CFO)	80%	160%
Beverly B. Wallace (President, Shared Services Group)	66%	132%
Samuel N. Hazen (President, Western Group)	66%	132%
W. Paul Rutledge (President, Central Group)	66%	132%
Jack O. Bovender, Jr. (Retired Chairman)	50%	100%
     Mr. Bovender also received the additional bonus of $250,000 based upon his contributions to certain of the Company’s legislative initiatives as described above.
     On March 31, 2010, the Committee adopted the 2010 Senior Officer Performance Excellence Program (the “2010 PEP”). Under the 2010 PEP, the named executive officers of the Company shall be eligible to earn performance awards based upon the achievement of certain specified performance targets. The specified performance criteria for the Company’s named executive officers and other participants is EBITDA (as defined in the 2010 PEP), and with respect to the Western and Central Group Presidents, 50% of their respective award opportunities are based on EBITDA for the Company’s Western and Central Groups, respectively. Target awards for the named executive officers are the same as for 2009 and are as follows:
•	130% of base salary for Richard M. Bracken, our Chairman and CEO;

•	80% of base salary for R. Milton Johnson, our Executive Vice President and CFO;

•	66% of base salary for Beverly B. Wallace, our President — Shared Services Group;

•	66% of base salary for Samuel N. Hazen, our President — Western Group; and

•	66% of base salary for W. Paul Rutledge, our President — Central Group.
     Participants will receive 100% of the target award for target performance, 25% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance. No payments will be made for performance below specified threshold amounts. Payouts between threshold and maximum will be calculated by the Committee in its sole discretion using straight-line interpolation. The Committee may make adjustments to the terms and conditions of, and the criteria included in, awards under the 2010 PEP in recognition of unusual or nonrecurring events affecting a participant or the Company, or the financial statements of the Company, or in certain other instances specified in the 2010 PEP.

     The Committee set the named executive officers’ 2010 target performance goals under the PEP based on realistic expectations of Company performance, ensuring successful execution of our plans in order to realize the most value from these awards. While we do not intend to disclose our 2010 PEP EBITDA target, as an understanding of that target is not necessary for a fair understanding of the named executive officers’ compensation for 2009 and could result in competitive harm and market confusion, we consistently set targets that require an increase in EBITDA year over year to promote continuous growth consistent with our business plan. For 2010, the Committee has the ability to apply negative discretion based on performance of company-wide quality metrics against industry benchmarks, and for Ms. Wallace, negative discretion can be applied based on performance of individual goals related to the operations of the Shared Services Group.
     Awards pursuant to the 2010 PEP that are attributable to the performance goals being met at “target” level or below will be paid solely in cash, and, in the event performance goals are achieved above the “target” level, the amount of an award attributable to performance results in excess of “target” levels shall be payable 50% in cash and 50% in restricted stock units.
     The Company can recover (or “clawback”) incentive compensation pursuant to our 2010 PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.
     Long-Term Equity Incentive Awards: Options
     In connection with the Merger, the Board of Directors approved and adopted the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “2006 Plan”). The purpose of the 2006 Plan is to:
•	Promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and abilities to enable them to make substantial contributions to the success of our business;

•	Motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	Further the alignment of interests of participants with those of our stockholders through opportunities for increased stock or stock-based ownership in the Company.
     In January 2007, pursuant to the terms of the named executive officers’ respective employment agreements, the Committee approved long-term stock option grants to our named executive officers under the 2006 Plan consisting solely of a one-time, multi-year stock option grant in lieu of annual long-term equity incentive award grants (“New Options”). In addition to the New Options granted in 2007, the Company committed to grant the named executive officers 2x Time Options (as defined below) in their respective employment agreements, as described in more detail below under “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements.” The Committee believes stock options are the most effective long-term vehicle to directly align the interests of executives with those of our stockholders by motivating performance that results in the long-term appreciation of the Company’s value, since they only provide value to the executive if the value of the Company increases. As is typical in leveraged buyout situations, the Committee determined that granting all of the stock options (except the 2x Time Options) up front rather than annually was appropriate to aid in retaining key leaders critical to the Company’s success over the next several years and, coupled with the executives’ significant personal investments in connection with the Merger, provide an equity incentive and stake in the Company that directly aligns the long-term economic interests of the executives with those of the Investors.

     The New Options have a ten year term and are divided so that ⅓ are time vested options, ⅓ are EBITDA-based performance vested options and ⅓ are performance options that vest based on investment return to the Sponsors, each as described below. The combination of time, performance and investor return based vesting of these awards is designed to compensate executives for long term commitment to the Company, while motivating sustained increases in our financial performance and helping ensure the Sponsors have received an appropriate return on their invested capital before executives receive significant value from these grants.
     The time vested options are granted to aid in retention. Consistent with this goal, the time vested options granted in 2007 vest and become exercisable in equal increments of 20% on each of the first five anniversaries of the grant date. The time vested options have an exercise price equivalent to fair market value on the date of grant. Since our common stock is not currently traded on a national securities exchange, fair market value was determined reasonably and in good faith by the Board of Directors after consultation with the Chief Executive Officer and other advisors.
     The EBITDA-based performance vested options are intended to motivate sustained improvement in long-term performance. Consistent with this goal, the EBITDA-based performance vested options granted in 2007 are eligible to vest and become exercisable in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if certain annual EBITDA performance targets are achieved. These EBITDA performance targets were established at the time of the Merger and can be adjusted by the Board of Directors in consultation with the Chief Executive Officer as described below. We chose EBITDA (defined in the award agreements as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under ASC 718 with respect to any awards granted under the 2006 Plan)) as the performance metric since it is a key driver of our valuation and for other reasons as described above in the “Annual Incentive Compensation: PEP” section of this Compensation Discussion and Analysis. Due to the number of events that can occur within our industry in any given year that are beyond the control of management but may significantly impact our financial performance (e.g., health care regulations, industry-wide significant fluctuations in volume, etc.), we have incorporated “catch up” vesting provisions. The EBITDA-based performance vested options may vest and become exercisable on a “catch up” basis, such that options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year.
     As discussed above, we do not intend to disclose the 2010-2011 EBITDA performance targets as they reflect competitive, sensitive information regarding our budget. However, we deliberately set our targets at increasingly higher levels. Thus, while designed to be attainable, target performance levels for these years require strong, improving performance and execution, which in our view, provides an incentive firmly aligned with stockholder interests.
     As with the EBITDA targets under our PEP, pursuant to the terms of the 2006 Plan and the Stock Option Agreements governing the 2007 grants, the Board of Directors, in consultation with our Chief Executive Officer, has the ability to adjust the established EBITDA targets for significant events, changes in accounting rules and other customary adjustment events. We believe these adjustments may be necessary in order to effectuate the intents and purposes of our compensation plans and to avoid unintended consequences that are inconsistent with these intents and purposes. For example, the Board of Directors exercised its ability to make adjustments to the Company’s 2009-2011 EBITDA performance targets (including cumulative EBITDA targets) for facility dispositions and accounting changes occurring during the 2009 fiscal year.
     The options that vest based on investment return to the Sponsors are intended to align the interests of executives with those of our principal stockholders to ensure stockholders receive their expected return on their investment before the executives can receive their gains on this portion of the option grant. These options vest and become exercisable with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return (as defined below) is at least equal to two times the price paid to stockholders in the Merger (or $102.00), and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least equal to two-and-a-half times the price paid to stockholders in the Merger (or $127.50). “Investor Return” means, on any of the first five anniversaries of the closing date of the Merger, or any date thereafter, all cash proceeds actually received by affiliates of the

Sponsors after the closing date in respect of their common stock, including the receipt of any cash dividends or other cash distributions (including the fair market value of any distribution of common stock by the Sponsors to their limited partners), determined on a fully diluted, per share basis. The Sponsor investment return options also may become vested and exercisable on a “catch up” basis if the relevant Investor Return is achieved at any time occurring prior to the expiration of such options.
     Upon review of the Company’s 2009 financial performance, the Committee determined the Company achieved the 2009 EBITDA performance target of $4.821 billion, as adjusted, under the New Option awards; therefore, pursuant to the terms of the 2007 Stock Option Agreements, 20% of each named executive officer’s EBITDA-based performance vested options vested as of December 31, 2009. Further, 20% of each named executive officer’s time vested options vested on the second anniversary of their grant date, January 30, 2009. As of the end of the 2009 fiscal year, no portion of the options that vest based on Investor Return have vested; however, such options remain subject to the “catch up” vesting provisions described above.
     In each of the employment agreements with the named executive officers, we also committed to grant, among the named executive officers and certain other executives, 10% of the options initially authorized for grant under the 2006 Plan at some time before November 17, 2011 (but with a good faith commitment to do so before a “change in control” (as defined in the 2006 Plan) or a “public offering” (as defined in the 2006 Plan) and before the time when our Board of Directors reasonably believes that the fair market value of our common stock is likely to exceed the equivalent of $102.00 per share) at an exercise price per share that is the equivalent of $102.00 per share (“2x Time Options”). On October 6, 2009, the 2x Time Options were granted. The Committee allocated those options in consultation with our Chief Executive Officer based on past executive contributions and future anticipated impact on Company objectives. Forty percent of the 2x Time Options were vested upon grant to reflect employment served since the Merger, an additional twenty percent of the options vested on November 17, 2009, and twenty percent of the options granted to each recipient will vest on November 17, 2010 and November 17, 2011, respectively. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan.
     For additional information concerning the options awarded in 2007 and 2009, see the 2009 Grants of Plan-Based Awards and Outstanding Equity Awards at 2009 Fiscal Year-End Tables.
  Ownership Guidelines
     While we have maintained stock ownership guidelines in the past, as a non-listed company, we no longer have a policy regarding stock ownership guidelines. However, we do believe equity ownership aligns our executive officers’ interests with those of the Investors. Accordingly, all of our named executive officers were required to rollover at least half their pre-Merger equity and, therefore, maintain significant stock ownership in the Company. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”
  Retirement Plans
     We currently maintain one qualified retirement plan for which the named executive officers are eligible, the HCA 401(k) Plan, to aid in retention and to assist employees in providing for their retirement. We also used to maintain the HCA Retirement Plan, which as of April 1, 2008, merged into the HCA 401(k) Plan resulting in one qualified retirement plan. Generally all employees who have completed the required service are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on these plans, including amounts contributed by HCA in 2009 to the named executive officers, see the Summary Compensation Table and related footnotes and narratives and “2009 Pension Benefits.”
     Our key executives, including the named executive officers, also participate in two supplemental retirement programs. The Committee and the Board initially approved these supplemental programs to:
•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue in our employ through a specified normal retirement age (initially 62 through 65, but reduced to 60 upon the change in control at the time of the Merger in 2006); and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

     The Restoration Plan provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain IRS limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for Restoration Plan contributions; however, the hypothetical accounts maintained for each named executive officer as of January 1, 2008 will continue to be maintained and will be increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund within the HCA 401(k) Plan. For additional information concerning the Restoration Plan, see “2009 Nonqualified Deferred Compensation.”
     Key executives also participate in the Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. Due to the Merger, all participants are fully vested in their SERP benefits and the plan is now frozen to new entrants. For additional information concerning the SERP, see “2009 Pension Benefits.”
     In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.
  Personal Benefits
     Our executive officers receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Mr. Bracken is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. Prior to his retirement, Mr. Bovender was also permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. We will, on an as needed basis, provide mobile telephones and personal digital assistants to our employees and certain of our executive officers have obtained such devices through us. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes and, in certain limited circumstances, the additional income attributed to an executive officer as a result of one or more of these benefits will be grossed up to cover the taxes due on that income. Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our executive officers. For additional information, see footnote (4) to the Summary Compensation Table.
  Severance and Change in Control Benefits
     As noted above, all of our named executive officers have entered into employment agreements, which provide, among other things, each executive’s rights upon a termination of employment in exchange for non-competition, non-solicitation, and confidentiality covenants. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. We also believe that these types of agreements are appropriate and customary in situations such as the Merger wherein the executives have made significant personal investments in the Company and that investment is generally illiquid for a significant period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.
   Severance Benefits for Named Executive Officers (other than Mr. Bovender)
     If employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change-in-control), the executive would be entitled to “accrued rights” (cause, good reason and accrued rights are as defined in “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements”) plus:

•	Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times for Ms. Wallace and Messrs. Hazen and Rutledge and three times in the case of Messrs. Bracken and Johnson the sum of base salary plus PEP paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two year period;

•	Pro-rata bonus; and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.
Additionally, unvested options will be forfeited; however, vested New Options (including 2x Time Options) will remain exercisable until the first anniversary of the termination of the executive’s employment.
     Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.
   Mr. Bovender’s Continuing Severance Benefits
     In light of his long-term service to the Company and his retirement from the position of Chief Executive Officer, the Company entered into an Amended and Restated Employment Agreement with Mr. Bovender, effective December 31, 2008 (the “Amended Employment Agreement”). Mr. Bovender’s Amended Employment Agreement provides that, effective as of the expiration of the Employment Term (as defined in “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements”), Mr. Bovender was entitled to receive the “accrued rights” as described above for the other named executive officers. Mr. Bovender was also entitled to receive a pro rata portion of his bonus under the 2008-2009 PEP based on the Company’s actual results for 2009 (“Mr. Bovender’s Prorated Bonus”). Mr. Bovender is also entitled to continued coverage under the Company’s group health plans for Mr. Bovender and his wife until age 65, reimbursement of any unreimbursed business expenses properly incurred and such employee benefits, if any, as to which Mr. Bovender would be entitled under the Company’s employee benefit plans.
     The Amended Employment Agreement also provides that, effective as of the expiration of the Employment Term (December 15, 2009), (i) neither Mr. Bovender nor the Company have any put or call rights with respect to Mr. Bovender’s New Options or stock acquired upon the exercise of any such options; (ii) Mr. Bovender’s “rollover” stock options will remain exercisable as if Mr. Bovender’s employment terminated by reason of “retirement” in accordance with the terms of the applicable equity plans and award agreements; (iii) the unvested New Options (including the 2x Time Options) held by Mr. Bovender that vest solely based on the passage of time will vest as if Mr. Bovender’s employment had continued through the next three anniversaries of their date of grant; (iv) the unvested New Options held by Mr. Bovender that are EBITDA performance options will remain outstanding and will vest, if at all, on the next four dates that they would have otherwise vested had Mr. Bovender’s employment continued, based upon the extent to which performance goals are met; (v) the unvested New Options held by Mr. Bovender that are “Investor Return” performance options will remain outstanding and will vest, if at all, on the dates that they would have otherwise vested had Mr. Bovender’s employment continued through the expiration of such options, based upon the extent to which performance goals are met; and (vi) Mr. Bovender’s New Options will remain exercisable until the second anniversary of the last date on which his EBITDA performance options are eligible to vest (which is December 31, 2014), except that (a) Mr. Bovender’s 2x Time Options will remain exercisable until the fifth anniversary of the last date on which his EBITDA performance options are eligible to vest (which is December 31, 2017), and (b) Mr. Bovender’s “Investor Return” performance options will remain exercisable until the expiration of such options.
  Change in Control Benefits
     Pursuant to the Stock Option Agreements governing the New Options granted in 2007 and the 2x Time Options granted in 2009, both under the 2006 Plan, upon a Change in Control of the Company (as defined below), all unvested time vesting New Options and 2x Time Options (that have not otherwise terminated or become exercisable) shall become immediately exercisable. Performance options that vest subject to the achievement of EBITDA targets will become exercisable upon a Change in Control of the Company if: (i) prior to the date of the occurrence of such event, all EBITDA targets have been achieved for years ending prior to such date; (ii) on the date of the occurrence of such event, the Company’s actual cumulative total EBITDA earned in all years occurring after the performance option grant date, and ending on the date of the Change in Control, exceeds the cumulative total of all EBITDA targets in effect for those same years; or (iii) the Investor Return is at least two-and-a-half times the price paid to the stockholders in the Merger (or $127.50). For purposes of the vesting provision set forth in clause (ii) above, the EBITDA target for the year in which the Change in Control occurs shall be equitably adjusted by the Board of Directors in good faith in consultation with the chief executive officer (which adjustment shall take into account the time during such year at which the Change in Control occurs). Performance vesting options that vest based on the investment return to the Sponsors will only vest upon the occurrence of a Change in Control if, as a result of such event, the applicable Investor Return (i.e., at least two times the price paid to the stockholders in the Merger for half of these options and at least two-and-one-half times the price paid to the stockholders in the Merger for the other half of these options) is also achieved in such transaction (if not previously achieved). “Change in Control” means in one or more of a series of transactions (i) the transfer or sale of all or substantially all of the assets of the Company (or any direct or indirect parent of the Company) to an Unaffiliated Person (as defined below); (ii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale of the voting stock of the Company (or any direct or indirect parent of the Company), an Investor, or any affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the common stock of the Company (or any direct or indirect parent of the Company) or the resulting company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale by the Company (or any direct or indirect parent of the Company), an Investor or any affiliate of any of the Investors, in any such event after which the Investors and their affiliates (x) collectively own less than 15% of the common stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board (or any resulting company after a merger). For purposes of this definition, the term “Unaffiliated Person” means a person or group who is not an Investor, an affiliate of any of the Investors or an entity in which any Investor holds, directly or indirectly, a majority of the economic interest in such entity.
     Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”
  Recoupment of Compensation
     Information regarding the Company’s policy with respect to recovery of incentive compensation is provided under “Annual Incentive Compensation: PEP” above.
  Tax and Accounting Implications
     On April 29, 2008, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended; and the Company became subject to Section 162(m) of the Internal Revenue Code, as amended (the “Code”) for fiscal year 2008 and beyond, so long as the Company’s stock remains registered with the SEC. The Committee considers the impact of Section 162(m) in the design of its compensation strategies. Under Section 162(m), compensation paid to executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.
     The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long term equity incentive award programs in accordance with the requirements of ASC 718.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement.
John P. Connaughton, Chairperson
Michael W. Michelson
James D. Forbes

2009 Summary Compensation Table
     The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other three most highly compensated executive officers during 2009 and Mr. Bovender, who would have been one of our most highly compensated executive officers had he not retired as an executive officer on December 15, 2009.

					Changes in
					Pension
				Non-Equity	Value and
				Incentive	Nonqualified
			Option	Plan	Deferred	All Other
		Salary	Awards	Compensation	Compensation	Compensation
Name and Principal Positions	Year	($)	($)(1)	($)(2)	Earnings ($)(3)	($)(4)	Total ($)
Richard M. Bracken	2009	$1,324,975	$3,361,016	$3,445,000	$4,096,368	$25,532	$12,252,891
Chairman and Chief Executive	2008	$1,060,872	—	$694,370	$1,740,620	$31,781	$3,527,643
Officer	2007	$1,060,872	$5,560,666	$1,909,570	$590,370	$142,932	$9,264,410
R. Milton Johnson	2009	$849,984	$2,520,714	$1,360,000	$2,032,089	$17,674	$6,780,461
Executive Vice President, Chief Financial Officer and Director	2008	$786,698	—	$355,491	$1,871,790	$38,769	$3,052,748
	2007	$750,379	$3,971,905	$900,455	$509,442	$82,462	$6,214,643
Beverly B. Wallace	2009	$700,000	$997,771	$924,018	$2,047,036	$16,500	$4,685,325
President — Shared Services	2008	$700,000	—	$314,992	$2,080,836	$15,651	$3,111,479
Group	2007	$700,000	$2,224,258	$840,000	$676,111	$75,013	$4,515,382
Samuel N. Hazen	2009	$788,672	$997,771	$1,041,067	$1,725,405	$16,499	$4,569,414
President — Western Group	2008	$788,672	—	$350,807	$810,462	$15,651	$1,965,592
	2007	$788,672	$2,542,007	$830,779	$258,787	$84,767	$4,505,012
W. Paul Rutledge	2009	$675,000	$997,771	$891,017	$1,510,040	$16,500	$4,090,328
President — Central Group
Jack O. Bovender, Jr.	2009	$1,288,676	$1,470,443	$1,250,000	$4,127,725	$76,399	$8,213,243
Executive Chairman*	2008	$1,620,228	—	$1,391,886	$3,926,217	$45,321	$6,983,652
	2007	$1,620,228	$6,355,038	$3,888,547	—	$197,092	$12,060,905

*	Mr. Bovender retired as executive Chairman of the Company effective December 15, 2009.

(1)	Option Awards for 2007 and 2009 include the aggregate grant date fair value of the stock option awards granted during fiscal years 2007 and 2009, respectively, in accordance with ASC 718 with respect to New Options (including the 2x Time Options) to purchase shares of our common stock awarded to the named executive officers in fiscal years 2007 and 2009, respectively, under the 2006 Plan. See Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	Non-Equity Incentive Plan Compensation for 2009 reflects amounts earned for the year ended December 31, 2009 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2010 pursuant to the terms of the 2008-2009 PEP. For 2009, the Company exceeded its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards under the 2008-2009 PEP were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts. Mr. Bovender was also awarded, pursuant to his Amended Employment Agreement, an additional one-time bonus of $250,000 based upon his contributions to certain legislative initiatives as determined by the Committee.

Non-Equity Incentive Plan Compensation for 2008 reflects amounts earned for the year ended December 31, 2008 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2009 pursuant to the terms of the 2008-2009 PEP. For 2008, the Company did not achieve its target performance level, but exceeded its threshold performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, 2008 awards under the 2008-2009 PEP were paid out to the named executive officers at approximately 68.2% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 67.4% of his target amount, due to the 50% of his PEP based on the Western Group EBITDA, which also exceeded the threshold performance level but did not reach the target performance level.

Non-Equity Incentive Plan Compensation for 2007 reflects amounts earned for the year ended December 31, 2007 under the 2007 PEP, which amounts were paid in the first quarter of 2008 pursuant to the terms of the 2007 PEP. For 2007, the Company exceeded its maximum performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2007 PEP, awards under the 2007 PEP were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts, with the exception of Mr. Hazen, whose award was paid out at 175.6% of the target amount, due to the 50% of his PEP based on the Western Group EBITDA, which exceeded the target but did not reach the maximum performance level.

(3)	All amounts for 2009 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2009 Pension Benefits.” The changes in the SERP benefit value during 2009 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return, (ii) the discount rate changing from 6.25% to 5.00%, which resulted in an increase in the value and (iii) the use of the actual 2009 interest rate of 4.24% for Mr. Bovender who retired in 2009. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Wallace	Hazen	Rutledge	Bovender
Passage of Time	$1,655,097	$618,320	$788,376	$343,653	$420,979	$2,053,402
Discount Rate Change	$2,441,271	$1,413,769	$1,258,660	$1,381,752	$1,089,061	—
Actual Retirement	—	—	—	—	—	$2,074,323
All amounts for 2008 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2009 Pension Benefits.” The changes in the SERP benefit value during 2008 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return, (ii) the discount rate changing from 6.00% to 6.25%, which resulted in a decrease in the value and (iii) the opportunity for participants to change their benefit election before 2009 for terminations and retirements occurring after 2008. Mr. Bovender elected to change his benefit payment from an annuity to a lump sum. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Wallace	Hazen	Bovender
Passage of Time	$2,142,217	$2,100,290	$2,301,107	$1,037,631	$1,432,831
Discount Rate Change	$(401,597)	$(228,500)	$(220,271)	$(227,169)	$(467,374)
Change in Election	—	—	—	—	$2,960,760
All amounts for 2007 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2009 Pension Benefits.” The changes in the SERP benefit value during 2007 were impacted mainly by: (i) the passage of time which reflects another year of pay and service, (ii) the discount rate changing from 5.75% to 6.00%, which resulted in a decrease in the value and (iii) the use of the named executive officers’ actual elections compared to 2006 when benefits were valued assuming a 50% probability of electing a lump sum and a 50% probability of electing an annuity. All named executive officers elected a lump sum payment at retirement, with the exception of Mr. Bovender, who elected an annuity. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Wallace	Hazen	Bovender
Passage of Time	$399,630	$510,118	$549,404	$266,066	$(966,974)
Discount Rate Change	$(351,603)	$(145,992)	$(165,945)	$(186,325)	$(542,195)
Actual Election	$542,343	$145,315	$292,652	$179,046	$(1,322,788)
(4)	2009 amounts generally consist of:
•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Wallace	Hazen	Rutledge	Bovender
HCA 401(k) matching contribution	$16,500	$16,500	$16,500	$16,499	$16,500	$16,500
•	Personal use of corporate aircraft. In 2009, Messrs. Bracken, Johnson and Bovender were allowed personal use of Company aircraft with an estimated incremental cost of $5,025, $1,129 and $13,141, respectively, to the Company. Ms. Wallace and Messrs. Hazen and Rutledge did not have any personal travel on Company aircraft in 2009. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $594. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $2,477 and $13,327 for travel and/or other expenses incurred by Messrs. Bracken’s and Bovender’s wives, respectively, for such business related events, and additional income of $891 and $4,793 was attributed to Messrs. Bracken and Bovender, respectively, as a result of the gross up on such amounts.
•	Additional income of $28,638 was attributed to Mr. Bovender for gifts received from the Company in connection with his retirement.
2008 amounts consist of:
•	Company contributions to our former Retirement Plan and matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Wallace	Hazen	Bovender
HCA Retirement Plan	$3,163	$3,163	$3,163	$3,163	$3,163
HCA 401(k) matching contribution	$12,488	$12,488	$12,488	$12,488	$12,488
HCA Restoration Plan	—	—	—	—	—
Effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions.

•	Personal use of corporate aircraft. In 2008, Messrs. Bovender, Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $28,913, $15,233 and $4,546, respectively, to the Company. Ms. Wallace and Mr. Hazen did not have any personal travel on Company aircraft in 2008. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Messrs. Bovender and Bracken with respect to certain trips on Company aircraft. The additional income attributed to them as a result of gross ups was $588 and $599, respectively. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $107, $189 and $13,660 for travel and/or other expenses incurred by Messrs. Bovender’s, Bracken’s and Johnson’s wives, respectively, for such business related events, and additional income of $62, $109 and $4,912 was attributed to Messrs. Bovender, Bracken and Johnson, respectively, as a result of the gross up on such amounts.
2007 amounts consist of:
•	Company contributions to our former Retirement Plan, matching Company contributions to our 401(k) Plan and Company accruals for our Restoration Plan as set forth below.

	Bracken	Johnson	Wallace	Hazen	Bovender
HCA Retirement Plan	$19,388	$19,388	$19,388	$19,388	$19,388
HCA 401(k) matching contribution	$3,375	$3,375	$3,375	$3,375	$2,250
HCA Restoration Plan	$91,946	$57,792	$52,250	$62,004	$153,475
•	Personal use of corporate aircraft. In 2007, Messrs. Bovender and Bracken were allowed personal use of Company aircraft with an estimated incremental cost of $21,350 and $26,895, respectively, to the Company, calculated as described above. Ms. Wallace and Mr. Hazen did not have any personal travel on Company’s aircraft in 2007. We grossed up the income attributed to Messrs. Bovender and Bracken with respect to certain trips on Company aircraft. The additional income attributed to them as a result of gross ups was $629 and $863, respectively. In addition, we will pay the travel expenses of our executives’ spouses associated with travel to business related events at which spouse attendance is appropriate. We paid approximately $342 for travel by Mr. Bracken’s wife on a commercial airline and related expenses for such an event, and additional income of $123 was attributed to Mr. Bracken as a result of the gross up on such amount.
2009 Grants of Plan-Based Awards
     The following table provides information with respect to awards made under our 2006 Plan and 2008-2009 PEP during the 2009 fiscal year.

								All Other
								Option
		Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Exercise or
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Base Price	Grant Date
		Plan Awards ($)(1)			Plan Awards (#)			Securities	of Option	Fair Value
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	of Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Options (2)	($/sh)	Awards
Richard M. Bracken	10/6/2009	—	—	—	—	—	—	315,742	$102.00	$3,361,016
Richard M. Bracken	N/A	$861,250	$1,722,500	$3,445,000	—	—	—	—	—	—
R. Milton Johnson	10/6/2009	—	—	—	—	—	—	236,802	$102.00	$2,520,714
R. Milton Johnson	N/A	$340,000	$680,000	$1,360,000	—	—	—	—	—	—
Beverly B. Wallace	10/6/2009	—	—	—	—	—	—	93,733	$102.00	$997,771
Beverly B. Wallace	N/A	$231,004	$462,009	$924,018	—	—	—	—	—	—
Samuel N. Hazen	10/6/2009	—	—	—	—	—	—	93,733	$102.00	$997,771
Samuel N. Hazen	N/A	$260,267	$520,534	$1,041,067	—	—	—	—	—	—
W. Paul Rutledge	10/6/2009	—	—	—	—	—	—	93,733	$102.00	$997,771
W. Paul Rutledge	N/A	$222,754	$445,509	$891,017	—	—	—	—	—	—
Jack O. Bovender, Jr.	10/6/2009	—	—	—	—	—	—	138,137	$102.00	$1,470,443
Jack O. Bovender, Jr.	N/A	$250,000	$500,000	$1,000,000	—	—	—	—	—	—

(1)	Non-equity incentive awards granted to each of the named executive officers pursuant to our 2008-2009 PEP for the 2009 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which is 50% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of the target amount. Mr. Bovender’s Amended Employment Agreement set forth his PEP target for the 2009 fiscal year. Pursuant to the terms of the 2008-2009 PEP, the Company exceeded its maximum performance level, as adjusted, for 2009 with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts for 2009. Messrs. Bracken, Johnson, Hazen, Rutledge and Bovender and Ms. Wallace received $3,445,000, $1,360,000, $1,041,067, $891,017, $1,000,000 and $924,018, respectively, under the 2008-2009 Senior Officer PEP for the 2009 fiscal year. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Stock options awarded under the 2006 Plan, pursuant to the named executive officers’ respective employment agreements, by the Compensation Committee as a part of the named executive officers’ long term equity incentive award. The 2x Time Options granted in 2009 are structured, pursuant to the named executive officer’s respective employment agreements, so that 40% were vested on the grant date to reflect employment served since the Merger, an additional 20% vested on November 17, 2009 and an additional 20% will vest on each of November 17, 2010 and November 17, 2011, respectively. The terms of these option awards are described in more detail under “Compensation Discussion and Analysis – Long Term Equity Incentive Awards: Options.” The aggregate grant date fair value of these option grants in accordance with ASC 718 is reflected in the “Option Awards” column of the Summary Compensation Table.
     Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table
        Total Compensation
     In 2009, 2008 and 2007, total direct compensation, as described in the Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash, and, in 2007, long term stock option grants designed to be one-time grants to cover at least five years of service and, in 2009, 2x Time Option grants as set forth in each named executive officer’s employment agreement to be fully vested on the fifth anniversary of the Merger. This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance. In addition, we provided an opportunity for executives to participate in two supplemental retirement plans; however, effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions, although Restoration Plan accounts will continue to be maintained for such participants (for additional information concerning the Restoration Plan, see “2009 Nonqualified Deferred Compensation”).
       Options
     In January 2007, New Options to purchase common stock of the Company were granted under the 2006 Plan to members of management and key employees, including the named executive officers. The New Options were designed to be long term equity incentive awards, constituting a one-time stock option grant in lieu of annual equity grants. The New Options granted in 2007 have a ten year term and are structured so that ⅓ are time vested options (vesting in five equal installments on the first five anniversaries of the grant date), ⅓ are EBITDA-based performance vested options and ⅓ are performance options that vest based on investment return to the Sponsors. The terms of the New Options granted in 2007 are described in greater detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options.” The aggregate grant date fair value of the New Options granted in 2007 in accordance with ASC 718 is included under the “Option Awards” column of the Summary Compensation Table.
     In accordance with their employment agreements entered into at the time of the Merger, as each may have been or may be subsequently amended, our named executive officers received the 2x Time Options in October 2009 with an exercise price equal to two times the share price at the Merger (or $102.00). The Committee allocated the 2x Time Options in consultation with our Chief Executive Officer based on past executive contributions and future anticipated impact on Company objectives. The 2x Time Options have a ten year term and are structured so that forty percent were vested upon grant, an additional twenty percent of the options vested on November 17, 2009, and twenty percent of the options granted to each recipient will vest on November 17, 2010 and November 17, 2011, respectively. Thereby, a portion of the grant was vested on the date of the grant based on employment served since the Merger. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan. The terms of the 2x Time Options granted in 2009 are described in greater detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options.” The aggregate grant date fair value of the 2x Time Options granted in 2009 in accordance with ASC 718 is included under the “Option Awards” column of the Summary Compensation Table.
     As a result of the Merger, all unvested awards under the HCA 2005 Equity Incentive Plan (the “2005 Plan”) (and all predecessor equity incentive plans) vested in November 2006. Generally, all outstanding options under the 2005 Plan (and any predecessor plans) were cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount by which the Merger consideration of $51.00 per share exceeded the exercise price for the options (without interest and less any applicable withholding taxes). However, certain members of management, including the named executive officers, were given the opportunity to convert options held by them prior to consummation of the Merger into options to purchase shares of common stock of the surviving corporation (“Rollover Options”). Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $12.75) were adjusted so that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options would be $12.75. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $51.00 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.
     New Options, 2x Time Options and Rollover Options held by the named executive officers are described in the Outstanding Equity Awards at 2009 Fiscal Year-End Table.
       Employment Agreements
     In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with each of the named executive officers and certain other executives, which agreements were shortly thereafter assumed by the Company and which agreements govern the terms of each executive’s employment. However, in light of Mr. Bovender’s retirement from the positions of Chief Executive Officer and Chairman, effective December 31, 2008 and December 15, 2009, respectively, the Company entered into an Amended and Restated Employment Agreement with Mr. Bovender, effective December 31, 2008, the terms of which are described below. The Company also entered into an amendment to Mr. Bracken’s employment agreement, effective January 1, 2009, to reflect his appointment to the position of Chief Executive Officer.
       Executive Employment Agreements (Other than Mr. Bovender’s)
     The term of employment under each of these agreements is indefinite, and they are terminable by either party at any time; provided that an executive must give no less than 90 days notice prior to a resignation.
     Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved. The employment agreements committed us to provide each executive with annual bonus opportunities in 2008 that were consistent with those applicable to the 2007 fiscal year, unless doing so would be adverse to our interests or the interests of our stockholders, and for later fiscal years, the agreements provide that the Board of Directors will set bonus opportunities in consultation with our Chief Executive Officer. With respect to the 2009 and 2008 fiscal years and the 2007 fiscal year, each executive was eligible to earn under the 2008-2009 PEP and the 2007-2008 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) a multiple of the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Board of Directors, for performance results that exceeded “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2009 were set forth in the 2008-2009 PEP, as described in more detail under “Compensation Discussion and Analysis — Annual Incentive Compensation: PEP.” As described above, the Company exceeded its maximum performance level, as adjusted, for 2009 with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts for 2009. As described above, awards under the 2008 PEP were paid out to the named executive officers at approximately 68.2% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 67.4% of the target amount. Awards under the 2007 PEP were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts, with the exception of Mr. Hazen, whose award was paid out at 175.6% of his target amount. Each employment agreement also sets forth the number of options that the executive received pursuant to the 2006 Plan as a percentage of the total equity initially made available for grants pursuant to the 2006 Plan. Such option awards, the New Options, were made January 30, 2007 and are described above under “Options.”
     In each of the employment agreements with the named executive officers, we also committed to grant, among the named executive officers and certain other executives, the 2x Time Options, which were granted, as described above, on October 6, 2009. Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with Merger or the future payment of any extraordinary cash dividends.
     Pursuant to each employment agreement, if an executive’s employment terminates due to death or disability, the executive would be entitled to receive (i) any base salary and any bonus that is earned and unpaid through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the executive; (iii) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iii) being “accrued rights”); and (iv) a pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to the executive when the annual bonus would have been otherwise payable (the “pro rata bonus”)).
     If an executive’s employment is terminated by us without “cause” (as defined below) or by the executive for “good reason” (as defined below) (each a “qualifying termination”), the executive would be (i) entitled to the accrued rights; (ii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his or her employment agreement and execution of a general release of claims on behalf of the Company, an amount equal to the product of (x) two (three in the case of Richard M. Bracken and R. Milton Johnson) and (y) the sum of (A) the executive’s base salary and (B) annual bonus paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two- year period; (iii) entitled to the pro rata bonus; and (iv) entitled to continued coverage under our group health plans during the period over which the cash severance described in clause (ii) is paid. The executive’s vested New Options and 2x Time Options would also remain exercisable until the first anniversary of the termination of the executive’s employment. However, in lieu of receiving the payments and benefits described in (ii), (iii) and (iv) immediately above, the executive may instead elect to have his or her covenants not to compete waived by us. The same severance applies regardless of whether the termination was in connection with a change in control of the Company.
     “Cause” is defined as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity. “Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).
     In the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he or she will only be entitled to the “accrued rights” (as defined above).
     Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements and the 2006 Plan is contained in “Potential Payments Upon Termination or Change in Control.”
       Mr. Bovender’s Employment Agreement
     The Company entered into the Amended Employment Agreement with Jack O. Bovender, Jr. on October 27, 2008, which became effective on December 31, 2008. Pursuant to the terms of the Amended Employment Agreement, Mr. Bovender was employed by HCA Management Services, L.P., an affiliate of the Company, and served as executive Chairman of the Company for a period commencing December 31, 2008 and ending December 15, 2009 (the “Employment Term”).
     The Amended Employment Agreement provided that Mr. Bovender receive a base salary (i) at the monthly rate of $135,000 for the first three months of the Employment Term and (ii) at the monthly rate of $86,957 for the next eight and one-half months of the Employment Term (“Mr. Bovender’s Base Salary”). Mr. Bovender was also entitled to the full amount of any annual bonus earned, but unpaid, as of the effective date of the Amended Employment Agreement for the year ended December 31, 2008 under the Company’s 2008-2009 PEP. For calendar year 2009, Mr. Bovender was eligible to earn a bonus under the 2008-2009 PEP with a “target bonus” of $500,000. Mr. Bovender had an additional 2009 bonus opportunity of up to $250,000 based upon his contributions to certain legislative initiatives as determined by the Committee (“Mr. Bovender’s Additional Bonus”). Pursuant to the terms of the 2008-2009 PEP, the Company exceeded its maximum performance level, as adjusted, for 2009 with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, Mr. Bovender’s award for the 2009 fiscal year was paid out at the maximum level of 200% of his target amount. Mr. Bovender was also awarded, pursuant to his Amended Employment Agreement, an additional one-time bonus of $250,000 based upon his contributions to certain legislative initiatives as determined by the Committee. The Amended Employment Agreement generally provides for the provision of or reimbursement of expenses associated with office space, shared clerical support and office equipment until Mr. Bovender reaches age 70.

     The terms of Mr. Bovender’s employment agreement with respect to termination of his employment are described in detail under “Compensation Discussion and Analysis — Severance and Change in Control Agreements — Mr. Bovender’s Continuing Severance Benefits.”
     Additional information with respect to payments to Mr. Bovender pursuant to his Amended Employment Agreement and the 2006 Plan is contained in “Potential Payments Upon Termination or Change in Control.”
     Outstanding Equity Awards at 2009 Fiscal Year-End
     The following table includes certain information with respect to options held by the named executive officers as of December 31, 2009.

			Equity Incentive
	Number of	Number of	Plan Awards: Number
	Securities	Securities	of Securities
	Underlying	Underlying	Underlying	Option
	Unexercised	Unexercised	Unexercised	Exercise	Option
	Options	Options	Unearned	Price	Expiration
Name	Exercisable(#)(1)(2)(3)	Unexercisable(#)(2)(3)	Options(#)(2)	($)(4)(5)(6)	Date
Richard M. Bracken	8,052	—	—	$12.75	3/22/2011
Richard M. Bracken	26,248	—	—	$12.75	7/26/2011
Richard M. Bracken	29,934	—	—	$12.75	1/24/2012
Richard M. Bracken	40,490	—	—	$12.75	1/29/2013
Richard M. Bracken	30,235	—	—	$12.75	1/29/2014
Richard M. Bracken	10,739	—	—	$12.75	1/27/2015
Richard M. Bracken	7,095	—	—	$12.75	1/26/2016
Richard M. Bracken	116,550	69,932	163,172	$51.00	1/30/2017
Richard M. Bracken	189,444	126,298	—	$102.00	10/6/2019
R. Milton Johnson	6,039	—	—	$12.75	3/22/2011
R. Milton Johnson	9,579	—	—	$12.75	1/24/2012
R. Milton Johnson	9,254	—	—	$12.75	1/29/2013
R. Milton Johnson	8,062	—	—	$12.75	1/29/2014
R. Milton Johnson	26,013	—	—	$12.75	7/22/2014
R. Milton Johnson	6,441	—	—	$12.75	1/27/2015
R. Milton Johnson	4,301	—	—	$12.75	1/26/2016
R. Milton Johnson	83,250	49,951	116,552	$51.00	1/30/2017
R. Milton Johnson	142,080	94,722	—	$102.00	10/6/2019
Beverly B. Wallace	6,039	—	—	$12.75	3/22/2011
Beverly B. Wallace	9,579	—	—	$12.75	1/24/2012
Beverly B. Wallace	13,882	—	—	$12.75	1/29/2013
Beverly B. Wallace	11,422	—	—	$12.75	1/29/2014
Beverly B. Wallace	4,601	—	—	$12.75	1/27/2015
Beverly B. Wallace	3,559	—	—	$12.75	1/26/2016
Beverly B. Wallace	46,620	27,973	65,268	$51.00	1/30/2017
Beverly B. Wallace	56,238	37,495	—	$102.00	10/6/2019
Samuel N. Hazen	6,039	—	—	$12.75	3/22/2011
Samuel N. Hazen	13,124	—	—	$12.75	7/26/2011
Samuel N. Hazen	19,158	—	—	$12.75	1/24/2012
Samuel N. Hazen	23,137	—	—	$12.75	1/29/2013
Samuel N. Hazen	16,797	—	—	$12.75	1/29/2014
Samuel N. Hazen	6,441	—	—	$12.75	1/27/2015
Samuel N. Hazen	4,301	—	—	$12.75	1/26/2016
Samuel N. Hazen	53,280	31,969	74,592	$51.00	1/30/2017
Samuel N. Hazen	56,238	37,495	—	$102.00	10/6/2019
W. Paul Rutledge	8,381	—	—	$12.75	1/24/2012

			Equity Incentive
	Number of	Number of	Plan Awards: Number
	Securities	Securities	of Securities
	Underlying	Underlying	Underlying	Option
	Unexercised	Unexercised	Unexercised	Exercise	Option
	Options	Options	Unearned	Price	Expiration
Name	Exercisable(#)(1)(2)(3)	Unexercisable(#)(2)(3)	Options(#)(2)	($)(4)(5)(6)	Date
W. Paul Rutledge	9,254	—	—	$12.75	1/29/2013
W. Paul Rutledge	5,375	—	—	$12.75	1/29/2014
W. Paul Rutledge	2,297	—	—	$12.75	1/27/2015
W. Paul Rutledge	5,395	—	—	$12.75	10/1/2015
W. Paul Rutledge	4,301	—	—	$12.75	1/26/2016
W. Paul Rutledge	46,620	27,973	65,268	$51.00	1/30/2017
W. Paul Rutledge	56,238	37,495	—	$102.00	10/6/2019
Jack O. Bovender, Jr.	133,200	79,922	186,482	$51.00	1/30/2017
Jack O. Bovender, Jr.	82,881	55,256	—	$102.00	10/6/2019

(1)	Reflects Rollover Options, as further described under “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Options,” the 40% of the named executive officer’s time vested New Options, comprised of the 20% that vested as of January 30, 2008 and January 30, 2009, respectively, the 60% of the named executive officer’s EBITDA-based performance vested New Options, comprised of the 20% that vested as of December 31, 2007, December 31, 2008 and December 31, 2009, respectively (upon the Committee’s determination that the Company achieved the 2007, 2008 and 2009 EBITDA performance targets under the option awards, as adjusted, as described in more detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options”) and the 60% of the named executive officer’s vested 2x Time Options, comprised of the 40% that were vested on the grant date and the 20% that vested on November 17, 2009.

(2)	Reflects New Options awarded in January 2007 under the 2006 Plan by the Compensation Committee as part of the named executive officer’s long term equity incentive award. The New Options granted in 2007 are structured so that ⅓ are time vested options (vesting in five equal installments on the first five anniversaries of the January 30, 2007 grant date), ⅓ are EBITDA-based performance vested options (vesting in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if certain annual EBITDA performance targets are achieved, subject to “catch up” vesting, such that, options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year) and ⅓ are performance options that vest based on investment return to the Sponsors (vesting with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least $102.00 and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least $127.50, subject to “catch up” vesting if the relevant Investor Return is achieved at any time occurring prior to January 30, 2017, so long as the named executive officer remains employed by the Company). The time vested options are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of the 40% of the time vested options that were vested as of December 31, 2009, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column), and the EBITDA-based performance vested options and investment return performance vested options are both reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column (with the exception of the 60% of the EBITDA-based performance vested options that were vested as of December 31, 2009, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column). The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Options.”

(3)	Reflects 2x Time Options awarded in October 2009 under the 2006 Plan by the Compensation Committee, pursuant to the named executive officer’s employment agreement, as part of the named executive officer’s long term equity incentive award. The 2x Time Options are structured, pursuant to the named executive officer’s respective employment agreements, so that 40% were vested on the grant date, an additional 20%

vested on November 17, 2009 and an additional 20% will vest on November 17, 2010 and November 17, 2011, respectively. The 60% of the 2x Time Options that were vested as of December 31, 2009 are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column, and the 40% of the 2x Time Options that were not vested as of December 31, 2009 are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Options.”

(4)	Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $12.75) were adjusted such that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options would be $12.75. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $51.00 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.

(5)	The exercise price for the New Options granted under the 2006 Plan to the named executive officers on January 30, 2007 was equal to the fair value of our common stock on the date of the grant, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors, pursuant to the terms of the 2006 Plan.

(6)	The exercise price for the 2x Time Options granted under the 2006 Plan to the named executive officers on October 6, 2009 was $102.00, pursuant to the named executive officers’ employment agreements.
     Option Exercises and Stock Vested in 2009
     The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2009.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise(1)	Exercise ($)(2)
Jack O. Bovender, Jr.	188,340	$21,243,911

(1)	Mr. Bovender elected a cashless exercise of 360,494 stock options resulting in net shares realized of 188,340.

(2)	Represents the difference between the exercise price of the options and the fair market value of the common stock on the date of exercise, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors.
     2009 Pension Benefits
     Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Information about benefits provided by the SERP is as follows:

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
Richard M. Bracken	SERP	28	$14,303,696	—
R. Milton Johnson	SERP	27	$6,353,324	—
Beverly B. Wallace	SERP	26	$8,696,543	—
Samuel N. Hazen	SERP	27	$5,330,983	—
W. Paul Rutledge	SERP	28	$5,504,026	—
Jack O. Bovender, Jr.	SERP	29	—	$26,300,528

     Mr. Bovender retired in 2009, and he received a SERP payment in April 2009. Mr. Bracken and Ms. Wallace are eligible for early retirement. The remaining named executive officers have not satisfied the eligibility requirements for normal or early retirement. All of the named executive officers are 100% vested in their accrued SERP benefit.
     Plan Provisions
     In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.
     Normal retirement eligibility requires attainment of age 60 for employees who were participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.
     The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefit under the Company’s Plans.”
     The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers are assigned a percentage of 2.4%.
     A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA or one of our subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.
     A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.
     The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan, the HCA 401(k) Plan and any other tax-qualified plan maintained by us or one of our subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the Restoration Plan and any other nonqualified retirement plans sponsored by us or one of our subsidiaries.
     The “actuarial factors” include (a) interest at the long term Applicable Federal Rate under Section 1274(d) of the Code or any successor thereto as of the first day of November preceding the plan year in or for which a benefit amount is calculated, and (b) mortality being the applicable Section 417(e)(3) of the Code mortality table, as specified and changed by the U.S. Treasury Department.
     Credited service does not include any amount other than service with us or one of our subsidiaries.
     Assumptions
     The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2009.
     The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers are eligible to receive an unreduced benefit.

     All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in this information statement.
     Supplemental Information
     In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits his rights to any further payment, and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.
     2009 Nonqualified Deferred Compensation
     Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Code Section 401(a)(17) compensation limit ($245,000 in 2009).

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Richard M. Bracken	—	—	$267,148	—	$1,418,398
R. Milton Johnson	—	—	$109,549	—	$581,639
Beverly B. Wallace	—	—	$90,252	—	$479,186
Samuel N. Hazen	—	—	$146,239	—	$776,440
W. Paul Rutledge	—	—	$80,356	—	$426,642
Jack O. Bovender, Jr	—	—	$498,306	—	$2,692,051
     The following amounts from the column titled “Aggregate Balance at Last Fiscal Year” have been reported in the Summary Compensation Tables in prior years:

	Restoration Contribution
Name	2001	2002	2003	2004	2005	2006	2007
Richard M. Bracken	$87,924	$146,549	$162,344	$192,858	$172,571	$409,933	$91,946
R. Milton Johnson	—	—	—	—	$71,441	$212,109	$57,792
Beverly B. Wallace	—	—	—	—	—	—	$52,250
Samuel N. Hazen	—	—	$79,510	$101,488	$97,331	$247,060	$62,004
Jack O. Bovender, Jr	$187,193	$268,523	$289,899	$363,481	$295,062	$856,424	$153,475
     Plan Provisions
     Until 2008, hypothetical accounts for each participant were credited each year with a contribution designed to restore the HCA Retirement Plan based on compensation in excess of the Code Section 401(a)(17) compensation limit ($245,000 in 2009), based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts as of January 1, 2008 will continue to be maintained and will be increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan.
     No employee deferrals are allowed under this or any other nonqualified deferred compensation plan.
     Prior to January 1, 2010, eligible employees make a one time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the benefit. Participants chose between a lump sum and five or ten-year installments. Effective January 1, 2010, all distributions are paid in the form of a lump-sum distribution unless the participant had submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum.

     Supplemental Information
     In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.
     Potential Payments Upon Termination or Change in Control
     The following tables show the estimated amount of potential cash severance payable to each of the named executive officers (except for Mr. Bovender) (based upon his or her 2009 base salary and PEP payment received in 2009 for 2008 performance), as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2009, assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2006 Plan and set forth above under “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Options”) effective December 31, 2009. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. Mr. Bovender retired from the Company on December 15, 2009, and the “Normal Retirement” column of the table relating to Mr. Bovender shows the estimated value of continuing benefits, as well as, where noted, actual amounts paid to Mr. Bovender under his Amended Employment Agreement in connection with his retirement. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his or her employment agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements,” “2009 Pension Benefits — Supplemental Information,” and “2009 Nonqualified Deferred Compensation — Supplemental Information.”
Richard M. Bracken

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control
Cash Severance(1)	—	—	—	$6,058,110	—	$6,058,110	—	—	—
Non-Equity Incentive Bonus(2)	$3,445,000	$3,445,000	$3,445,000	$3,445,000	—	$3,445,000	$3,445,000	$3,445,000	$3,445,000
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$8,622,517
SERP(4)	$15,493,294	$15,493,294	—	$15,493,294	$15,493,294	$15,493,294	$15,493,294	$13,722,318	—
Retirement Plans(5)	$2,522,553	$2,522,553	$2,522,553	$2,522,553	$2,522,553	$2,522,553	$2,522,553	$2,522,553	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,819,299	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$1,401,000	—
Accrued Vacation Pay	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	—

Total	$21,644,309	$21,644,309	$6,151,015	$27,702,419	$18,199,309	$27,702,419	$23,463,608	$21,274,333	$12,067,517

(1)	Represents amounts Mr. Bracken would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Bracken would be entitled to receive for the 2009 fiscal year pursuant to the 2008-2009 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table —Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Bracken’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Mr. Bracken’s unvested 2x Time Options.

(4)	Reflects the actual lump sum value of the SERP based on the 2009 interest rate of 4.24%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Bracken would be entitled. The value includes $1,104,155 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $1,418,398 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Bracken would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the six-month elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Bracken. Mr. Bracken’s payment upon death while actively employed includes $1,326,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.
     R. Milton Johnson

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control
Cash Severance(1)	—	—	—	$3,616,473	—	$3,616,473	—	—	—
Non-Equity Incentive Bonus(2)	$1,360,000	$1,360,000	$1,360,000	$1,360,000	—	$1,360,000	$1,360,000	$1,360,000	$1,360,000
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$6,158,946
SERP(4)	$7,685,014	—	—	$7,685,014	$7,685,014	$7,685,014	$7,685,014	$7,162,791	—
Retirement Plans(5)	$1,520,116	$1,520,116	$1,520,116	$1,520,116	$1,520,116	$1,520,116	$1,520,116	$1,520,116	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,077,246	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$851,000	—
Accrued Vacation Pay	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	—

Total	$10,682,822	$2,997,808	$2,997,808	$14,299,295	$9,322,822	$14,299,295	$12,760,068	$11,011,599	$7,518,946

(1)	Represents amounts Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Johnson would be entitled to receive for the 2009 fiscal year pursuant to the 2008-2009 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Johnson’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Mr. Johnson’s unvested 2x Time Options.

(4)	Reflects the actual lump sum value of the SERP based on the 2009 interest rate of 4.24%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Johnson would be entitled. The value includes $938,477 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $581,639 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Johnson would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 4 months, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the six-month elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Johnson. Mr. Johnson’s payment upon death while actively employed with the Company includes $851,000 of Company-paid life insurance.
     Beverly B. Wallace

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control
Cash Severance(1)	—	—	—	$2,030,010	—	$2,030,010	—	—	—
Non-Equity Incentive Bonus(2)	$924,018	$924,018	$924,018	$924,018	—	$924,018	$924,018	$924,018	$924,018
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$3,448,985
SERP(4)	$8,658,884	$8,658,884	—	$8,658,884	$8,658,884	$8,658,884	$8,658,884	$7,794,032	—
Retirement Plans(5)	$938,279	$938,279	$938,279	$938,279	$938,279	$938,279	$938,279	$938,279	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,354,785	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$701,000	—
Accrued Vacation Pay	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	—

Total	$10,618,106	$10,618,106	$1,959,222	$12,648,116	$9,694,088	$12,648,116	$11,972,891	$10,454,254	$4,373,003

(1)	Represents amounts Ms. Wallace would be entitled to receive pursuant to her employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Ms. Wallace would be entitled to receive for the 2009 fiscal year pursuant to the 2008-2009 PEP and her employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Ms. Wallace’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Ms. Wallace’s unvested 2x Time Options.

(4)	Reflects the actual lump sum value of the SERP based on the 2009 interest rate of 4.24%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Ms. Wallace would be entitled. The value includes $459,093 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $479,186 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Ms. Wallace would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the six-month elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Ms. Wallace. Ms. Wallace’s payment upon death while actively employed includes $701,000 of Company-paid life insurance.
     Samuel N. Hazen

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control
Cash Severance(1)	—	—	—	$2,278,988	—	$2,278,988	—	—	—
Non-Equity Incentive Bonus(2)	$1,041,067	$1,041,067	$1,041,067	$1,041,067	—	$1,041,067	$1,041,067	$1,041,067	$1,041,067
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$3,941,691
SERP(4)	$6,464,523	—	—	$6,464,523	$6,464,523	$6,464,523	$6,464,523	$6,307,519	—
Retirement Plans(5)	$1,316,591	$1,316,591	$1,316,591	$1,316,591	$1,316,591	$1,316,591	$1,316,591	$1,316,591	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,362,646	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$789,000	—
Accrued Vacation Pay	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	—

Total	$8,931,384	$2,466,861	$2,466,861	$11,210,372	$7,890,317	$11,210,372	$11,294,030	$9,563,380	$4,982,758

(1)	Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Hazen would be entitled to receive for the 2009 fiscal year pursuant to the 2008-2009 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Hazen’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Mr. Hazen’s unvested 2x Time Options.

(4)	Reflects the actual lump sum value of the SERP based on the 2009 interest rate of 4.24%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $540,152 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $776,440 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the six-month elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $789,000 of Company-paid life insurance.
     W. Paul Rutledge

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control
Cash Severance(1)	—	—	—	$1,653,768	—	$1,653,768	—	—	—
Non-Equity Incentive Bonus(2)	$891,017	$891,017	$891,017	$891,017	—	$891,017	$891,017	$891,017	$891,017
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$3,448,985
SERP(4)	$6,633,387	—	—	$6,633,387	$6,633,387	$6,633,387	$6,633,387	$6,046,496	—
Retirement Plans(5)	$1,102,803	$1,102,803	$1,102,803	$1,102,803	$1,102,803	$1,102,803	$1,102,803	$1,102,803	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,816,956	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$751,000	—
Accrued Vacation Pay	$93,463	$93,463	$93,463	$93,463	$93,463	$93,463	$93,463	$93,463	—

Total	$8,720,670	$2,087,283	$2,087,283	$10,374,438	$7,829,653	$10,374,438	$10,537,626	$8,884,779	$4,340,002

(1)	Represents amounts Mr. Rutledge would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Rutledge would be entitled to receive for the 2009 fiscal year pursuant to the 2008-2009 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Rutledge’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Mr. Rutledge’s unvested 2x Time Options.

(4)	Reflects the actual lump sum value of the SERP based on the 2009 interest rate of 4.24%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutledge would be entitled. The value includes $676,161 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $426,642 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Rutledge would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 2 months, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the six-month elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutledge. Mr. Rutledge’s payment upon death while actively employed includes $676,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

     Jack O. Bovender, Jr.

	Normal	Change in
	Retirement	Control
Cash Severance	—	—
Non-Equity Incentive Bonus(1)	$1,250,000	$1,250,000
Unvested Stock Options(2)	$9,854,284	$9,854,284
SERP(3)	$26,300,528	—
Retirement Plans(4)	$2,884,177	—
Health and Welfare Benefits(5)	$6,234	—
Disability Income	—	—
Life Insurance Benefits	—	—
Accrued Vacation Pay(6)	$144,485	—

Total	$40,439,708	$11,104,284

(1)	Represents the amount Mr. Bovender received for the 2009 fiscal year pursuant to the 2008-2009 PEP and his Amended Employment Agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Mr. Bovender’s Employment Agreement.”

(2)	For the purposes of the “Normal Retirement” column, represents the intrinsic value of all unvested stock options, which, pursuant to Mr. Bovender’s Amended Employment Agreement, will continue to vest after his retirement, calculated as the difference between the exercise price of Mr. Bovender’s unvested New Options and 2x Time Options subject to such continued vesting provision and the fair value price of our common stock on December 15, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the 2010 and 2011 EBITDA performance targets under the option awards are achieved by the Company and that the Company achieves an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of each of the 2010 and 2011 fiscal years, respectively. The $102.00 per share exercise price of 2x Time Options was greater than the December 15, 2009 fair value price; therefore, this value does not include Mr. Bovender’s unvested 2x Time Options. See “Compensation Discussion and Analysis — Severance and Change in Control Agreements.”

For purposes of the “Change in Control” column, represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Bovender’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Mr. Bovender’s unvested 2x Time Options.

(3)	Reflects the actual SERP lump sum paid in April 2009.

(4)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Bovender is entitled as of his retirement date of December 15, 2009. The value includes $192,126 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $2,692,051 from the HCA Restoration Plan.

(5)	Reflects the present value of the medical premiums for Mr. Bovender from termination to age 65 as required pursuant to Mr. Bovender’s Amended Employment Agreement. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Mr. Bovender’s Employment Agreement.”

(6)	Reflects the actual accrued vacation pay received by Mr. Bovender in December 2009, which amount is also included in the “Salary” column of the Summary Compensation Table.

     Director Compensation
     During the year ended December 31, 2009, none of our directors received compensation for their service as a member of our Board. Our directors are reimbursed for any expenses incurred in connection with their service.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During 2009, the Compensation Committee of the Board of Directors was composed of John P. Connaughton George A. Bitar and Michael W. Michelson. Effective April 22, 2009, Mr. Bitar retired from our Board of Directors and Mr. James D. Forbes joined our Board of Directors and was appointed as a member of the Compensation Committee. None of the members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Each member of the Compensation Committee is also a manager of Hercules Holding, and the Amended and Restated Limited Liability Company Agreement of Hercules Holding requires that the members of Hercules Holding take all necessary action to ensure that the persons who serve as managers of Hercules Holding also serve on our Board of Directors. Messrs. Michelson, Forbes, Connaughton and Bitar are affiliated with KKR, MLGPE (an affiliate of Bank of America Corporation), Bain Capital and MLGPE respectively, each of which is a party to the sponsor management agreement with us. The Amended and Restated Limited Liability Company Agreement of Hercules Holding, the sponsor management agreement and certain transactions with affiliates of MLGPE and KKR are described in greater detail in “Certain Relationships and Related Party Transactions” below.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     In accordance with its charter, our Audit and Compliance Committee reviews and approves all material related party transactions. Prior to its approval of any material related party transaction, the Audit and Compliance Committee will discuss the proposed transaction with management and our independent auditor. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must first receive the approval of the Audit and Compliance Committee. The Amended and Restated Limited Liability Company Agreement of Hercules Holding generally requires that an Investor must obtain the prior written consent of each other Investor (other than the Sponsor Assignees) before it or any of its affiliates (including our directors) enter into any transaction with us.
     Stockholder Agreements
     On January 30, 2007, our Board of Directors awarded to members of management and certain key employees New Options to purchase shares of our common stock (the New Options together with the Rollover Options, “Options”) pursuant to the 2006 Plan. Our Compensation Committee approved additional option awards periodically throughout the years ended December 31, 2009, 2008 and 2007 to members of management and certain key employees in cases of promotions, significant contributions to the Company and new hires. In connection with their option awards, the participants under the 2006 Plan were required to enter into a Management Stockholder’s Agreement, a Sale Participation Agreement, and an Option Agreement with respect to the New Options. Below are brief summaries of the principal terms of the Management Stockholder’s Agreement and the Sale Participation Agreement, each of which are qualified in their entirety by reference to the agreements themselves, forms of which were filed as Exhibits 10.12 and 10.13, respectively, to our annual report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007. The terms of the Option Agreement with respect to New Options and the 2006 Plan are described in more detail in “Executive Compensation — Compensation Discussion and Analysis — Long Term Equity Incentive Awards.”
     Management Stockholder’s Agreement.
     The Management Stockholder’s Agreement imposes significant restrictions on transfers of shares of our common stock. Generally, shares will be nontransferable by any means at any time prior to the earlier of a “Change in Control” (as defined in the Management Stockholder’s Agreement) or the fifth anniversary of the closing date of the Merger, except (i) sales pursuant to an effective registration statement under the Securities

Act of 1933, as amended (the “Securities Act”) filed by the Company in accordance with the Management Stockholder’s Agreement, (ii) a sale pursuant to the Sale Participation Agreement (described below), (iii) a sale to certain “Permitted Transferees” (as defined in the Management Stockholder’s Agreement), or (iv) as otherwise permitted by our Board of Directors or pursuant to a waiver of the restrictions on transfers given by unanimous agreement of the Sponsors. On and after such fifth anniversary through the earlier of a Change in Control or the eighth anniversary of the closing date of the Merger, a management stockholder will be able to transfer shares of our common stock, but only to the extent that, on a cumulative basis, the management stockholders in the aggregate do not transfer a greater percentage of their equity than the percentage of equity sold or otherwise disposed of by the Sponsors.
     In the event that a management stockholder wishes to sell his or her stock at any time following the fifth anniversary of the closing date of the Merger but prior to an initial public offering of our common stock, the Management Stockholder’s Agreement provides the Company with a right of first offer on those shares upon the same terms and conditions pursuant to which the management stockholder would sell them to a third party. In the event that a registration statement is filed with respect to our common stock in the future, the Management Stockholder’s Agreement prohibits management stockholders from selling shares not included in the registration statement from the time of receipt of notice until 180 days (in the case of an initial public offering) or 90 days (in the case of any other public offering) of the date of the registration statement. The Management Stockholder’s Agreement also provides for the management stockholder’s ability to cause us to repurchase their outstanding stock and options in the event of the management stockholder’s death or disability, and for our ability to cause the management stockholder to sell their stock or options back to the Company upon certain termination events.
     The Management Stockholder’s Agreement provides that, in the event we propose to sell shares to the Sponsors, certain members of senior management, including the executive officers (the “Senior Management Stockholders”) have a preemptive right to purchase shares in the offering. The maximum shares a Senior Management Stockholder may purchase is a proportionate number of the shares offered to the percentage of shares owned by the Senior Management Stockholder prior to the offering. Additionally, following the initial public offering of our common stock, the Senior Management Stockholders will have limited “piggyback” registration rights with respect to their shares of common stock. The maximum number of shares of Common Stock which a Senior Management Stockholder may register is generally proportionate with the percentage of common stock being sold by the Sponsors (relative to their holdings thereof).
     Sale Participation Agreement.
     The Sale Participation Agreement grants the Senior Management Stockholders the right to participate in any private direct or indirect sale of shares of common stock by the Sponsors (such right being referred to herein as the “Tag-Along Right”), and requires all management stockholders to participate in any such private sale if so elected by the Sponsors in the event that the Sponsors are proposing to sell at least 50% of the outstanding common stock held by the Sponsors, whether directly or through their interests in Hercules Holding (such right being referred to herein as the “Drag-Along Right”). The number of shares of common stock which would be required to be sold by a management stockholder pursuant to the exercise of the Drag-Along Right will be the sum of the number of shares of common stock then owned by the management stockholder and his affiliates plus all shares of common stock the management stockholder is entitled to acquire under any unexercised Options (to the extent such Options are exercisable or would become exercisable as a result of the consummation of the proposed sale), multiplied by a fraction (x) the numerator of which shall be the aggregate number of shares of common stock proposed to be transferred by the Sponsors in the proposed sale and (y) the denominator of which shall be the total number of shares of common stock owned by the Sponsors entitled to participate in the proposed sale. Management stockholders will bear their pro rata share of any fees, commissions, adjustments to purchase price, expenses or indemnities in connection with any sale under the Sale Participation Agreement.
     Amended and Restated Limited Liability Company Agreement of Hercules Holding II, LLC
     The Investors and certain other investment funds who agreed to co-invest with them through a vehicle jointly controlled by the Investors to provide equity financing for the Recapitalization entered into a limited liability company operating agreement in respect of Hercules Holding (the “LLC Agreement”). The LLC Agreement contains agreements among the parties with respect to the election of our directors, restrictions on the issuance or transfer of interests in us, including a right of first offer, tag-along rights and drag-along rights, and other corporate governance provisions (including the right to approve various corporate actions).

     Pursuant to the LLC Agreement, Hercules Holding and its members are required to take necessary action to ensure that each manager on the board of Hercules Holding also serves on our Board of Directors. Each of the Sponsors has the right to appoint three managers to Hercules Holding’s board, the Frist family has the right to appoint two managers to the board, and the remaining two managers on the board are to come from our management team (currently Messrs. Bracken and Johnson). The rights of the Sponsors and the Frist family to designate managers are subject to their ownership percentages in Hercules Holding remaining above a specified percentage of the outstanding ownership interests in Hercules Holding.
     The LLC Agreement also requires that, in addition to a majority of the total number of managers being present to constitute a quorum for the transaction of business at any board or committee meeting, at least one manager designated by each of the Investors (other than the Sponsor Assignees) must be present, unless waived by that Investor. The LLC Agreement further provides that, for so long as at least two Sponsors are entitled to designate managers to Hercules Holding’s board, at least one manager from each of two Sponsors must consent to any board or committee action in order for it to be valid. The LLC Agreement requires that our organizational and governing documents contain provisions similar to those described in this paragraph. A copy of this agreement has been filed as an Exhibit to our Registration Statement on Form 8-A, filed April 29, 2008.
     Registration Rights Agreement
     Hercules Holding and the Investors entered into a registration rights agreement with us upon completion of the Recapitalization. Pursuant to this agreement, the Investors (with certain exceptions as to the Sponsor Assignees) can cause us to register shares of our common stock held by Hercules Holding under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. The Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. A copy of this agreement has been filed as Exhibit 4.13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed March 27, 2007.
     Sponsor Management Agreement
     In connection with the Merger, we entered into a management agreement with affiliates of each of the Sponsors and certain members of the Frist family, including Thomas F. Frist, Jr., M.D., Thomas F. Frist III and William R. Frist, pursuant to which such entities or their affiliates will provide management services to us. Pursuant to the agreement, in 2009, we paid management fees of $15.3 million and reimbursed out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. The agreement provides that the aggregate annual management fee, initially set at $15 million, increases annually beginning in 2008 at a rate equal to the percentage increase of Adjusted EBITDA (as defined in the Management Agreement) in the applicable year compared to the preceding year. The agreement also provides that we will pay a 1% fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the management agreement, in the event of an initial public offering or under certain other circumstances. No fees were paid under either of these provisions in 2009. The agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates and the Frists. A copy of this agreement has been filed as Exhibit 10.20 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed March 27, 2007.
     Other Relationships
     Christopher S. George serves as the chief executive officer of an HCA-affiliated hospital, and in 2009, Mr. George earned total compensation in respect of base salary and bonus of approximately $370,000 for his services. Mr. George also received certain other benefits, including awards of equity, customary to similar positions within the Company. Mr. George’s father, V. Carl George, was an executive officer of HCA until March 31, 2009.
     Dustin A. Greene serves as the chief operating officer of an HCA-affiliated hospital, and in 2009, Mr. Greene earned total compensation in respect of base salary and bonus of approximately $160,000 for his services. Mr. Greene also received certain other benefits, including awards of equity, customary to similar positions within the Company. Mr. Greene’s father-in-law, W. Paul Rutledge, is an executive officer of HCA.

     Bank of America, N.A. (“Bank of America”) acts as administrative agent and is a lender under each of our senior secured cash flow credit facility and our asset-based revolving credit facility. Affiliates of Bank of America indirectly own approximately 25.7% of the shares of our company. We engaged Banc of America Securities LLC, an affiliate of Bank of America, as arranger and documentation agent in connection with certain amendments to our cash flow credit facility and our asset-based revolving credit facility in March 2009. Under that engagement, upon such amendments becoming effective, we paid Banc of America Securities LLC aggregate fees of $6 million relating to the amendments to our senior secured credit facilities. Banc of America also received its pro rata share of consent fees, amounting to $121,816, paid to the lenders under our senior secured cash flow credit facility in connection with certain amendments to those facilities in June 2009.
     In addition, Banc of America Securities LLC acted as joint book-running manager and a representative of the initial purchasers of the 9⅞% Senior Secured Notes due 2017 (the “2009 second lien notes”) that we issued on February 19, 2009, the 8 1/2% Senior Secured Notes due 2019 that we issued on April 22, 2009 (the “April 2009 first lien notes”), the 7⅞% Senior Secured Notes due 2020 that we issued on August 11, 2009 (the “August 2009 first lien notes,” and, collectively with the April 2009 first lien notes, the “2009 first lien notes”) and the 7 1/4% Senior Secured Notes due 2020 that we issued on March 10, 2010 (the “2010 first lien notes”). The proceeds of the issuance of the 2009 second lien notes, the 2009 first lien notes and the 2010 first lien notes were used to repay indebtedness under the senior secured credit facilities, and Bank of America received its pro rata portion of such repayment. In addition, Banc of America Securities LLC received placement fees of $1.4 million in connection with the issuance of the 2009 second lien notes, placement fees of $8.0 million in connection with the issuance of the 2009 first lien notes and placement fees of $3.8 million in connection with the issuance of the 2010 first lien notes. We also engaged Banc of America Securities LLC in connection with certain amendments to our cash flow credit facility in April 2010. Under that engagement, upon such amendments becoming effective, we anticipate paying Banc of America Securities LLC aggregate fees of approximately $2.0 million relating to those amendments.
     KKR Capital Markets LLC, one of the other initial purchasers of the 2009 second lien notes, is an affiliate of KKR, whose affiliates own approximately 24.7% of the shares of our company, and received placement fees of $191,050 in connection with the issuance of the 2009 second lien notes.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2009 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a), except that certain affiliates of Kohlberg Kravis Roberts & Co. L.P. filed a Form 4 one day after the prescribed due date with respect to a transfer involving certain units of Hercules Holding II, LLC, the parent of HCA Inc., to another fund managed by Kohlberg Kravis Roberts & Co. L.P. and its affiliates. The reporting persons listed on that Form 4 were KKR PEI Investments, L.P., KKR PEI Associates, L.P., KKR PEI GP Limited, Kohlberg Kravis Roberts & Co. L.P., KKR & Co. L.L.C., Henry R. Kravis, George R. Roberts, Paul E. Raether, Johannes P. Huth, Todd A. Fisher and Alexander Navab. Similarly, Michael W. Michelson filed a Form 4 one day after the prescribed due date with respect to the same transaction. This belief is based on our review of forms filed or written notice that no reports were required.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
     The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm. The independent registered public accounting firm will audit our consolidated financial statements for 2010 and the effectiveness of our internal controls over financial reporting as of December 31, 2010.

     Audit Fees. The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting, under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $8.4 million for 2009 and $8.5 million for 2008.
     Audit-Related Fees. The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $1.5 million for 2009 and $1.4 million for 2008. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls.
     Tax Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $2.6 million for 2009 and $1.9 million for 2008.
     All Other Fees. The aggregate fees billed by Ernst & Young LLP for products or services other than those described above were approximately $2,000 for 2009 and $92,000 for 2008.
     The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.
     All services performed for us by Ernst & Young LLP in 2009 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services, tax services and other services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

AUDIT AND COMPLIANCE COMMITTEE REPORT
     The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.
     The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.
     In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K for the year ended December 31, 2009.
James C. Momtazee, Chair
Christopher J. Birosak
Thomas F. Frist III
Christopher R. Gordon

HOUSEHOLDING OF MATERIALS
     Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of this Notice of Action by Written Consent of Stockholders and Information Statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of an information statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Office of the Corporate Secretary, HCA Inc., One Park Plaza, Nashville, Tennessee 37203, (615) 344-9551, we will provide a separate copy of the information statement.
WHERE TO FIND ADDITIONAL INFORMATION
     We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this information statement.
     As a matter of regulatory compliance, we are furnishing you this information statement which describes the purpose and effect of the election of directors. Your consent to the election of directors is not required and is not being solicited in connection with this action. This information statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

By order of the Board of Directors, John M. Franck II Vice President and Corporate Secretary
Nashville, TN
April 2, 2010